EXHIBIT 2.1

PLAN OF REORGANIZATION

AND

MERGER AGREEMENT

dated as of July 19, 2004

by and among

CENTRAL VALLEY COMMUNITY BANCORP,

CENTRAL VALLEY COMMUNITY BANK

and

BANK OF MADERA COUNTY

PLAN OF REORANIZATION
AND MERGER AGREEMENT

This Plan of Reorganization and Merger Agreement (the “Agreement”) is entered into as of July 19, 2004 by and among Central Valley Community Bancorp, a California corporation (“CVCB”), Central Valley Community Bank, a California banking corporation and wholly-owned subsidiary of CVCB (“CVC Bank”), and Bank of Madera County, a California banking corporation (“BMC”).

RECITALS:

WHEREAS, the respective Boards of Directors of BMC, CVCB and CVC Bank have determined that it is in the best interests of BMC, CVCB and CVC Bank and their respective shareholders for BMC to be merged with and into CVC Bank upon the terms and subject to the conditions set forth in this Agreement and in accordance with the California Corporations Code, the California Financial Code and other applicable laws;

WHEREAS, each of the Boards of Directors of BMC, CVCB and CVC Bank have approved this Agreement and the transactions contemplated hereby; and

WHEREAS, BMC’s Board of Directors has resolved to recommend approval of the Merger to its shareholders.

NOW, THEREFORE, in consideration of these premises and the representations, warranties and agreements herein contained, BMC, CVCB and CVC Bank hereby agree as follows:

ARTICLE 1. DEFINITIONS

As used in this Agreement, capitalized terms not otherwise defined in the body of this Agreement shall have the meanings set forth in Exhibit 1.

ARTICLE 2. THE MERGER

Section 2.1             The Merger.    Subject to the terms and conditions of this Agreement, as promptly as practicable following the receipt of the Last Regulatory Approval and the expiration of all applicable waiting periods, BMC shall be merged with and into CVC Bank, with CVC Bank being the Surviving Banking Corporation of the merger, all pursuant to the Agreement of Merger attached to this Agreement as Exhibit 2.1 (the “Merger Agreement”) and in accordance with the applicable provisions of the California Corporations Code and the California Financial Code (the “Merger”).  The closing of the Merger (the “Closing”) shall take place at a location and time and Business Day to be designated by CVCB and reasonably concurred to by BMC (the “Closing Date”) which shall not, however, be later than five (5) Business Days after receipt of the Last Regulatory Approval and expiration of all applicable waiting periods or, at the election of CVCB, on the last Business Day of the month in which such fifth Business Day occurs.  The Merger shall be effective when the Merger Agreement (together with any other documents required by law to effectuate the Merger) shall have been filed with the Secretary of State of the State of California and the CDFI.  When used in this Agreement, the term “Effective Time” shall mean the time of filing of the Merger Agreement with the Secretary of State and the CDFI, and “Surviving Banking Corporation” shall mean CVC Bank.

Section 2.2             Effect of Merger.    By virtue of the Merger and at the Effective Time, all of the rights, privileges, powers and franchises and all property and assets of every kind and description of BMC shall be vested in and be held and enjoyed by CVC Bank, which shall be the Surviving Banking Corporation, without further act or deed, and all the estates and interests of every kind of BMC, including all debts due to it, shall be as effectively the property of CVC Bank as they were of BMC immediately prior to the Effective Time, and the title to any real estate vested by deed or otherwise in BMC shall not revert or be in any way impaired by reason of the Merger; and all rights of creditors and liens upon any property of BMC shall be preserved unimpaired and all debts, liabilities and duties of BMC shall be debts, liabilities and duties of CVC Bank and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it, and none of such debts, liabilities or duties shall be expanded, increased, broadened or enlarged by reason of the Merger.

Section 2.3             Articles of Incorporation and Bylaws.    The Articles of Incorporation and Bylaws of CVC Bank in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Banking Corporation until amended, and the name of the Surviving Banking Corporation shall be “Central Valley Community Bank.”

Section 2.4             Conversion of CVC Bank Stock.    The authorized and issued capital stock of CVC Bank immediately prior to the Effective Time, on and after the Effective Time, pursuant to the Merger Agreement and without any further action on the part of CVC Bank shall remain as the common stock of the Surviving Banking Corporation.

Section 2.5             BMC Stock Options.    Prior to the Effective Time, BMC shall use its commercially reasonable efforts to make arrangements satisfactory to CVCB for the cancellation of all of the BMC Stock Options and the delivery of an agreement between BMC and each Option Holder of those BMC Stock Options, canceling such Option Holder’s BMC Stock Options in return for receipt immediately preceding the Effective Time of the difference between the exercise price of the option and the Per Share Merger Consideration.

Section 2.6             Exchange Amount; Conversion of BMC Common Stock.

2.6.1                        Conversion of BMC Common Stock.    At the Effective Time the conversion of each outstanding share of BMC Common Stock shall proceed as follows:

(a)                                  CVCB shall deliver to the Exchange Agent the Stock Component and the Remaining Cash Component.  Each share of BMC Common Stock, (except for Perfected Dissenting Shares, if applicable) shall, by virtue of the Merger and without any action on the part of the holder thereof, but subject to Sections 2.6.2 and 2.6.5 hereof, be converted into the right to receive cash or CVCB Common Stock.  CVCB shall set aside, in cash out of the Cash Component, for each Perfected Dissenting Share, the Initial Per Share Merger Consideration (the “Dissenters’ Set Aside”).

(b)                                 The holders of certificates formerly representing shares of BMC Common Stock shall cease to have any rights as shareholders of BMC, except such rights, if any, as they may have pursuant to the California Corporations Code and the California Financial Code.  Except as provided above, until certificates representing shares of BMC Common Stock are surrendered for exchange, the certificates of each holder shall, after the Effective Time, represent for all purposes only the right to receive the Per Share Merger Consideration.

(c)                                  The terms used in this provision shall have the following meanings:

“Merger Consideration” shall mean $6,200,000 in cash and 261,053 shares of CVCB Common Stock, which, for purposes of this Agreement, are valued at $6,200,000; provided, however, that in the event that the Adjusted Shareholders’ Equity on the Closing Financial Statement is less than the Minimum Shareholders’ Equity on the Determination Date, the Cash Component of the Merger Consideration shall be reduced by the Merger Consideration Adjustment.

“Merger Consideration Adjustment” shall mean an amount equal to (a) $12,400,000 minus (b) $12,400,000 multiplied by a fraction, the numerator of which shall equal the Adjusted Shareholders’ Equity on the Determination Date, and the denominator of which shall equal the Minimum Shareholders’ Equity.

“Cash Component” shall mean $6,200,000 minus the Merger Consideration Adjustment.

“Stock Component” shall mean 261,053 shares of CVCB Common Stock.

“Value of the Stock Component” shall, for purposes of this Agreement, be $6,200,000.

“Pro Forma Shares” shall mean the sum of all outstanding shares of BMC Common Stock, issued and outstanding immediately prior to the Effective Time.

“Initial Per Share Merger Consideration” shall mean the Cash Component plus the Value of the Stock Component divided by the Pro Forma Shares.

“Remaining Cash Component” shall mean the remainder of (x) the Cash Component, minus (y) cash equal to the total number of Perfected Dissenting Shares multiplied by the Initial Per Share Merger Consideration.

“Value of the Per Share Stock Component” shall mean the Value of the Stock Component divided by the remainder of (x) Pro Forma Shares, minus (y) the total number of Perfected Dissenting Shares.

“Remaining Per Share Cash Component” shall mean the Remaining Cash Component divided by the remainder of (x) Pro Forma Shares, minus (y) the total number of Perfected Dissenting Shares.

“Per Share Merger Consideration” shall mean the combined value of the Value of the Per Share Stock Component and the Remaining Per Share Cash Component as of the Effective Time.

2.6.2    Cash/Stock Election.

(a)                                  Each BMC shareholder other than a holder of Perfected Dissenting Shares may state a preference to receive his or her Per Share Merger Consideration in (i) all shares of CVCB Common Stock or (ii) all cash.  The Merger Consideration shall be allocated in accordance with the following provisions of this Section 2.6.2.

(b)                                 The Cash/Stock Election is subject to the limitation that the aggregate shall not exceed the Remaining Cash Component and the Stock Component.

(c)                                  First, the election of the Stock Electors shall be fulfilled by providing to each Stock Elector for each share of BMC Common Stock he or she owns the Per Share Merger Consideration in shares of CVCB Common Stock from the Stock Component.  If the elections of all of the Stock Electors cannot be fulfilled, then the Stock Component shall be divided among the Stock Electors pro rata by the number of shares of their BMC Common Stock, and each Stock Elector shall receive cash from the Remaining Cash Component for the remainder of the Per Share Merger Consideration for each share of BMC Common Stock which is not converted into shares of CVCB Common Stock and all other shareholders will only receive cash.

If there are any shares of CVCB Common Stock remaining after payment to the Stock Electors, then, each holder of BMC Common Stock other than a holder of Perfected Dissenting Shares that makes no election or an improper election (“No Election Shareholder”) shall receive for each share of BMC Common Stock he or she owns the Per Share Merger Consideration in shares of CVCB Common Stock.  In the event there are insufficient shares of CVCB Common Stock available to pay all the No Election Shareholders in full with shares of CVCB Common Stock, then the left over Stock Component shall be divided among the No Election Shareholders pro rata by the number of shares of their BMC Common Stock and each such No Election Shareholder shall receive cash from the Remaining Cash Component for the remainder of the Per Share Merger Consideration for each share of BMC Common Stock which is not converted into shares of CVCB Common Stock and all other shareholders will only receive cash.

If there are any shares of CVCB Common Stock remaining after payment to the Stock Electors and the No Election Shareholders, then the left over Stock Component shall be divided among the Cash Electors pro rata by the number of shares of their BMC Common Stock and each such Cash Elector shall receive cash from the Remaining Cash Component for the remainder of the Per Share Merger Consideration for each share of BMC Common Stock which is not converted into shares of CVCB Common Stock.

(d)                                 CVCB shall prepare a transmittal letter incorporating a Cash/Stock Election form reasonably acceptable to BMC (“Form of Election”) which shall be mailed to BMC’s shareholders entitled to vote at the shareholders’ meeting to adopt this Agreement (the “BMC Shareholders’ Meeting”) together with the Proxy Statement/Prospectus (as defined in Section 3.7.2) so as to permit BMC’s shareholders to exercise their right to make a Cash/Stock Election prior to the Election Deadline.  As used herein, “Election Deadline” means 5:00 p.m. local time in the city in which the principal office of the Exchange Agent is located on the date that is the Business Day prior to the date of the BMC Shareholders’ Meeting to approve the transactions anticipated by this Agreement.  BMC and CVCB shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than 15 Business Days before, and at least 5 Business Days prior to, the Election Deadline.

(e)                                  A BMC shareholder who holds shares in two or more capacities or in different names may make a separate Cash/Stock Election for each name or capacity in which shares are held.  However, holders whose shares are represented by one or more certificates may make only one Cash/Stock Election for each such certificate.

(f)                                    CVCB shall use commercially reasonable efforts to make available as promptly as possible a Form of Election to any BMC shareholder who requests such Form of Election following the initial mailing of the Forms of Election and prior to the Election Deadline.

(g)                                 Any Cash/Stock Election shall have been made properly only if the Exchange Agent shall have received by the Election Deadline a Form of Election properly completed and signed and accompanied by certificates of the shares of BMC Common Stock (the “BMC Stock Certificates” or “Certificates”) to which such Form of Election relates or by an appropriate customary guarantee of delivery of such certificates, as set forth in the Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States; provided, that such certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery (a proper election is sometimes hereinafter referred to as an “Effective Election Statement”).  Failure to deliver shares of BMC Common Stock covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Cash/Stock Election, unless otherwise determined by CVCB, in its sole discretion.

(h) Any BMC shareholder may, at any time prior to the Election Deadline, change his or her Cash/Stock Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election.  If CVCB determines in its reasonable discretion that any Cash/Stock Election is not properly made with respect to any shares of BMC Common Stock, such Cash/Stock Election shall be deemed to be not in effect, and the holder of the shares of BMC Common Stock shall be deemed not to have made an election with respect to the shares of BMC Common Stock held by such shareholder, unless a proper Cash/Stock Election is thereafter timely made.

(i)                                     Any BMC shareholder may, at any time prior to the Election Deadline, revoke his or her Cash/Stock Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her BMC Stock Certificate, or of the guarantee of delivery of such certificates, previously deposited with the Exchange Agent.  All Cash/Stock Elections shall be revoked automatically if the Exchange Agent is notified in writing by CVCB or BMC that this Agreement has been terminated in accordance with Article VIII.

(j)                                     BMC shareholders who make Cash/Stock Elections have no assurance that they will receive all cash or all stock or any specific proportion thereof.

(k)                                  The terms used in this provision shall have the following meanings:

“Cash/Stock Election” shall mean the process described herein by which each BMC shareholder other than a holder of Perfected Dissenting Shares shall be permitted to state a preference to receive all cash or all stock in exchange for his or her shares of BMC Common Stock.

“Stock Elector” shall mean a BMC shareholder who has timely submitted the proper form expressing a request to receive all shares of CVCB Common Stock as his or her Per Share Merger Consideration.

“Cash Elector” shall mean a BMC shareholder who has timely submitted the proper form expressing a request to receive all cash as his or her Per Share Merger Consideration.

2.6.3    Reservation of Shares.    Prior to the Effective Time, the Board of Directors of CVCB shall reserve for issuance a sufficient number of shares of CVCB Common Stock for the purpose of issuing its shares to the shareholders of BMC in accordance herewith.

2.6.4    Exchange of BMC Common Stock.

(a)                                  As to those BMC shareholders who have not tendered their shares in connection with the election procedures set forth in Section 2.6.2 above, as soon as reasonably practicable after the Effective Time, holders of record of Certificates shall be instructed to tender such Certificates to the Exchange Agent pursuant to a letter of transmittal that CVCB shall deliver or cause to be delivered to such holders.  Such letter of transmittal shall specify that risk of loss and title to Certificates shall pass only upon acceptance of such Certificates by the Exchange Agent.

(b)                                 After the Effective Time, each holder of a Certificate that surrenders such Certificate to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to the Per Share Merger Consideration payable in respect of the shares represented thereby as determined under Section 2.6.2.

(c)                                  The Exchange Agent shall accept Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices.  Certificates shall be appropriately endorsed or accompanied by such instruments of transfer as the Exchange Agent may reasonably require.

(d)                                 Each outstanding Certificate, other than those representing Perfected Dissenting Shares, shall until duly surrendered to the Exchange Agent be deemed to evidence the right to receive the Per Share Merger Consideration payable in respect of the shares represented thereby.

(e)                                  After the Effective Time, holders of Certificates shall cease to have rights with respect to the BMC Common Stock previously represented by such Certificates, and their sole rights (other than the holders of Certificates representing Perfected Dissenting Shares) shall be to exchange such Certificates for the Per Share Merger Consideration.  At the Effective Time, BMC shall deliver a certified copy of a list of its shareholders to the Exchange Agent.  After the Effective Time, there shall be no further transfer of Certificates on the records of BMC, and if such Certificates are presented to BMC for transfer, they shall be canceled against delivery of the Per Share Merger Consideration.  CVCB shall not be obligated to deliver any Per Share Merger Consideration to any holder of BMC Common Stock until such holder surrenders the Certificates as provided herein. No dividends declared will be remitted, nor any voting rights granted, to any person entitled to receive CVCB Common Stock under this Agreement until such person surrenders the Certificate representing the right to receive such CVCB Common Stock, at which time such dividends on whole shares of CVCB Common Stock with a record date on or after the Effective Time shall be remitted to such person, without interest and less any taxes that may have been imposed thereon, and voting rights will be restored.  Certificates surrendered for exchange by any person constituting an “affiliate” of BMC for purposes of Rule 145 under the Securities Act of 1933 and the rules and regulations thereunder (the “Securities Act”) shall not be exchanged for certificates representing CVCB Common Stock until CVCB has received a written agreement from such person as specified in Section 5.3.  Neither the Exchange Agent nor any party to this Agreement nor any affiliate thereof shall be liable to any holder of BMC Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. CVCB and the Exchange Agent shall be entitled to rely upon the stock transfer books of BMC to establish the identity of those persons entitled to receive consideration specified in this Agreement, which books shall be conclusive with respect thereto.  In the event of a dispute with respect to ownership of stock represented by any Certificate, the Exchange Agent shall be entitled to deposit any consideration in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(f)                                    If any Per Share Merger Consideration is to be issued to a person other than a person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay to the Exchange Agent any required transfer or other taxes or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

(g)                                 In the event any Certificate shall have been lost, stolen or destroyed, the owner of such lost, stolen or destroyed Certificate shall deliver to the Exchange Agent an affidavit stating such fact, in form satisfactory to CVCB, and, at CVCB’s discretion, a bond in such reasonable sum as the Exchange Agent may direct as indemnity against any claim that may be made against CVCB or BMC or its successor or any other party with respect to the Certificate alleged to have been lost, stolen or destroyed.  Upon such delivery, the owner shall have the right to receive the Per Share Merger Consideration with respect to the shares represented by the lost, stolen or destroyed Certificate.

2.6.5    No Fractional Shares.    Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of CVCB Common Stock shall be issued in the Merger.  Each holder who otherwise would have been entitled to a fraction of a share of CVCB Common Stock (after taking into account all Certificates of such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by $23.75.  No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share interest.

2.7    Dissenters’ Rights.     Shares of BMC Common Stock, the holders of which have lawfully dissented from the Merger in accordance with Chapter 13 of the California Corporations Code (“Chapter 13”) and have timely filed with BMC a written demand for purchase of his or her shares and have surrendered his or her stock certificates pursuant to Section 1302 of Chapter 13, are herein called “Dissenting Shares.”  Dissenting Shares, the holders of which have not effectively withdrawn or lost their dissenters’ rights under Chapter 13 (“Perfected Dissenting Shares”), shall not be converted pursuant to Section 2.6 but the holders thereof shall be entitled only to such rights as are granted by Chapter 13.  Each holder of Perfected Dissenting Shares who is entitled to payment for his or her BMC Common Stock pursuant to the provisions of Chapter 13 shall receive payment therefor from CVCB (but only after the amount thereof shall have been agreed upon or finally determined pursuant to such provisions).

If any holder of Dissenting Shares has effectively withdrawn or lost his or her dissenter’s rights under Chapter 13 prior to the Election Deadline, an Effective Election Statement submitted with respect to such shares will be given effect in the same manner as other Effective Election Statements but if no Effective Election Statement is submitted, such shares will be treated as No Election Shares.  If any holder of Dissenting Shares shall effectively withdraw or lose his or her dissenter’s rights under Chapter 13 after the Election Deadline, the Dissenting Shares owned by such holder shall be treated as No Election Shares.

Section 2.8    Board of Directors of Successor Banking Corporation following the Effective Time.    At the Effective Time, the existing Board of Directors of CVC Bank shall comprise the Board of Directors of the Successor Banking Corporation.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF BMC

Except as set forth in the Disclosure Schedule delivered by BMC to CVCB and CVC Bank prior to the execution hereof, BMC represents and warrants to CVCB and CVC Bank that all of the statements contained in this Article 3 are true.  For purposes of the representations and warranties of BMC contained herein, disclosure in any section of the Disclosure Schedule of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by BMC calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more of such representations or warranties, if it is reasonably apparent on the face of the Disclosure Schedule that such disclosure is applicable.  The inclusion of any information in any section of the Disclosure Schedule or other document delivered by BMC pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

Section 3.1    Organization; Corporate Power; Etc.    BMC is a California banking corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business substantially as it is being conducted on the date of this Agreement.  BMC is a California state-chartered bank authorized by the CDFI to conduct a general banking business in California.   BMC is not a member of the Federal Reserve System. BMC’s deposits are insured by the FDIC in the manner and to the full extent provided by law. Neither the scope of business or BMC, nor the location of any of its respective properties, requires that BMC be licensed or qualified to conduct business in any jurisdiction other than those jurisdictions in which it is licensed or qualified to do business as a foreign corporation, where the failure to be so licensed or qualified would, individually or in the aggregate, have a Material Adverse Effect on BMC taken as a whole.  BMC has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining all requisite Regulatory Approvals and the affirmative vote of a majority of the outstanding shares of BMC Common Stock, BMC will have the requisite corporate power and authority to perform its obligations hereunder with respect to the consummation of the transactions contemplated hereby.

Section 3.2    Licenses and Permits.    Except as disclosed on Schedule 3.2, BMC has all material licenses, certificates, franchises, rights and permits that are necessary for the conduct of its business, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a Material Adverse Effect on BMC or on the ability of BMC to consummate the transactions contemplated by this Agreement.  The properties, assets, operations and businesses of BMC are and have been maintained and conducted, in all material respects, in compliance with all applicable licenses, certificates, franchises, rights and permits.

Section 3.3    Subsidiaries.    Other than as set forth on Schedule 3.3, there is no corporation, partnership, joint venture or other entity in which BMC owns, directly or indirectly (except as pledgee pursuant to loans or stock or other interest held as the result of or in lieu of foreclosure pursuant to pledge or other security arrangement) any equity or other voting interest or position.

Section 3.4    Authorization of Agreement; No Conflicts.

3.4.1 The execution and delivery of this Agreement and the Merger Agreement by BMC, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of BMC, subject only to the approval of this Agreement, the Merger Agreement and the Merger by BMC’s shareholders.  This Agreement has been duly executed and delivered by BMC and constitutes a legal, valid and binding obligation of BMC, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles.  The Merger Agreement, upon the receipt of all Requisite Regulatory Approvals and the due execution and filing of such Merger Agreement in accordance with the applicable provisions of the California Corporations Code and the California Financial Code, will constitute a legal, valid and binding obligation of BMC, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles.

3.4.2 Except as disclosed on Schedule 3.4, the execution and delivery of this Agreement and the Merger Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with, or result in any violation of or default or loss of a material benefit under, any provision of the Articles of Incorporation or Bylaws of BMC, or except for the necessity of obtaining Requisite Regulatory Approvals and the approval of the shareholders of BMC, any material mortgage, indenture, lease, agreement or other material instrument or any permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to BMC or any of its assets or properties, other than any such conflict, violation, default or loss which (i) will not have a Material Adverse Effect on BMC, or on CVCB or CVC Bank following consummation of the Merger; or (ii) will be cured or waived prior to the Effective Time.  No material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required in connection with the execution and delivery of this Agreement or the Merger Agreement by BMC or the performance by BMC of its obligations hereunder and thereunder, except for (a) filings required in order to obtain the Requisite Regulatory Approvals; (b) the filing and approval of the Merger Agreement with the Secretary of the State of California and the CDFI; and (c) Tax Filings.

Section 3.5    Capital Structure.    The authorized capital stock of BMC consists of 40,000,000 shares divided into two classes as follows: 30,000,000 shares of BMC Common Stock, no par value per share, and 10,000,000 shares of BMC Preferred Stock.  On the date of this Agreement, 472,902 shares of BMC Common Stock were issued and outstanding, 138,000 shares of BMC Common Stock were reserved for issuance pursuant to outstanding BMC Stock Options under the BMC Stock Option Plan, and no shares of BMC Preferred Stock were issued and outstanding or reserved for issuance pursuant to outstanding BMC Stock Options under the BMC Stock Option Plan.  All outstanding shares of BMC Common Stock are validly issued, fully paid and nonassessable and do not possess any preemptive rights and were not issued in violation of any preemptive rights or any similar rights of any Person.  Except for the BMC Stock Options described on Schedule 3.24 to this Agreement, BMC does not have outstanding any options, warrants, calls, rights, commitments, securities or agreements of any character to which BMC is a party or by which it is bound obligating BMC to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of BMC or obligating BMC to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

Section 3.6    BMC Filings.    Since January 1, 2000, BMC has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (a) the FDIC; (b) the CDFI; and (c) any other applicable federal, state or local governmental or regulatory authority.  All such reports, registrations and filings, and all reports sent to BMC’s shareholders during the three-year period ended December 31, 2003 (whether or not filed with any Regulatory Authority), are collectively referred to as the “BMC Filings.”  Except to the extent prohibited by law, copies of the BMC Filings have been made available to CVCB.  As of their respective filing or mailing dates, each of the past BMC Filings (a) was true and complete in all material respects (or was amended so as to be so promptly following discovery of any discrepancy); and (b) complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the governmental or regulatory authority with which it was filed (or was amended so as to be so promptly following discovery of any such noncompliance) and none contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The BMC Financial Statements, together with the financial statements contained in the BMC Filings, have been prepared in accordance with GAAP, or applicable regulatory accounting principles, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present (subject, in the case of the unaudited statements, to recurring adjustments normal in nature and amount) the financial position of BMC as of the dates thereof and the results of its operations, cash flows and changes in shareholders’ equity for the periods then ended.

Section 3.7    Accuracy of Information Supplied.

3.7.1                        No representation or warranty of BMC contained herein or any statement, schedule, exhibit or certificate given or to be given by or on behalf of BMC to CVCB or CVC Bank in connection herewith and none of the information supplied or to be supplied by BMC to CVCB or CVC Bank hereunder to the best of BMC’s Knowledge contains or will contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.7.2                        None of the information supplied or to be supplied by BMC or relating to BMC and approved by BMC which is included or incorporated by reference in (i) the Registration Statement on Form S-4 to be filed with the SEC by CVCB in connection with the issuance of shares of CVCB Common Stock in the Merger (including the Proxy Statement of BMC and the Prospectus of CVCB (“Proxy Statement/Prospectus”) constituting a part thereof, the “Registration Statement”) will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at all times from the date of mailing to shareholders of BMC through the date of the meeting of shareholders of BMC to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and (iii) the applications and forms to be filed with securities or “blue sky” authorities, self regulatory authorities, or any Governmental Entity in connection with the Merger, the issuance of any shares of CVCB Common Stock in connection with the Merger, or any Requisite Regulatory Approvals will, at the time filed or at the time they become effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Proxy Statement/Prospectus (except that BMC makes no representations or warranties relating to such portions thereof that relate only to CVCB and its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

3.7.3                        BMC has delivered or will deliver to CVCB copies of: (a) the audited balance sheets of BMC as of December 31, 2003, 2002 and 2001 and the related statements of income, changes in shareholders’ equity and cash flows for the years then ended and the related notes to such financial statements, all as audited by Vavrinek, Trine, Day & Co., LLP, independent public accountants (the “BMC Financial Statements”), and BMC will hereafter until the Closing Date deliver to CVCB copies of additional financial statements of BMC as provided in Sections 5.1.1(iii).  The BMC Financial Statements have been prepared (and all of said additional financial statements will be prepared) in accordance with GAAP, or applicable regulatory accounting principles, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) consistently followed throughout the periods covered by such statements, and present (and, when prepared, will present) fairly the financial position of BMC, as of the respective dates indicated and the results of operations, cash flows and changes in shareholders’ equity at the respective dates and for the respective periods covered by such financial statements (subject, in the case of the unaudited statements, to recurring adjustments normal in nature and amount).  In addition, BMC has delivered or made available to CVCB copies of all management or other letters delivered to BMC by its independent accountants in connection with the audit of any of the BMC Financial Statements or by such accountants or any consultant regarding the internal controls or internal compliance procedures and systems of BMC issued at any time since January 1, 2000, and will make available for inspection by CVCB or its representatives, at such times and places as CVCB may reasonably request, reports and working papers produced or developed by such accountants or consultants. BMC has no liabilities (whether accrued, contingent, or otherwise) that are not disclosed on the BMC Financial Statements, other than liabilities which would not have a Material Adverse Effect, and there have been no problems with BMC’s internal controls or internal compliance procedures and systems known to BMC or identified by accountants or consultants that as of the date hereof remain uncorrected.

Section 3.8             Compliance with Applicable Laws.    Except as disclosed on Schedule 3.8, the business of BMC has not been and is not being conducted in violation of any law, ordinance or regulation, except for violations which individually or in the aggregate would not have a Material Adverse Effect on BMC, or CVCB or CVC Bank at or following the Effective Time.  Except as set forth in Schedule 3.8, to the Knowledge of BMC no investigation or review by any Governmental Entity with respect to BMC is pending or threatened, nor has any Governmental Entity indicated to BMC an intention to conduct the same.

Section 3.9    Litigation.    Except as set forth in Schedule 3.9, there is no suit, action or proceeding or investigation pending or, to BMC’s Knowledge, threatened against or affecting BMC seeking damages in excess of $50,000 or, which if adversely decided would, or could be reasonably expected to, have a Material Adverse Effect on BMC; nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against BMC.  Except as disclosed on Schedule 3.9, there are no facts or circumstances to the Knowledge of BMC that could reasonably be expected to give rise to any material suit, action or proceeding against BMC.  Schedule 3.9 contains a true, correct and complete list, including identification of the applicable insurance policy covering such litigation, if any, subject to reservation of rights, if any, the applicable deductible and the amount of any reserve therefor, of all pending litigation in which BMC is a named party of which BMC has Knowledge, and except as disclosed on Schedule 3.9, all of the litigation shown on such Schedule is adequately covered by insurance in force, except for applicable deductibles, or has been adequately reserved for in accordance with BMC’s prior business practices.

Section 3.10    Agreements with Banking Authorities.    Except as set forth in Schedule 3.10, BMC is not a party to any written agreement or memorandum of understanding with, or order or directive from, any Governmental Entity.

Section 3.11    Insurance.    BMC has in full force and effect policies of insurance with respect to their assets and businesses against such casualties and contingencies and in such amounts, types and forms as are customarily appropriate for its businesses, operations, properties and assets.  Schedule 3.11 contains a list of all policies of insurance and bonds carried and owned by BMC.  BMC is not in default under any such policy of insurance or bond.  BMC has filed claims with, or given notice of claim to, its insurers or bonding companies in timely fashion with respect to all material matters and occurrences for which it believes it has coverage.

Section 3.12    Title to Assets other than Real Property.    BMC has good and marketable title to or a valid leasehold interest in all properties and assets (other than real property which is the subject to Section 3.13), it owns or leases, free and clear of all mortgages, covenants, conditions, restrictions, easements, liens, security interests, charges, claims, assessments and encumbrances, except for: (a) rights of lessors, lessees or sublessees in such matters as are reflected in a written lease; (b) encumbrances as set forth in the BMC Financial Statements; (c) current Taxes (including assessments collected with Taxes) not yet due which have been fully reserved for; (d) encumbrances, if any, that are not in excess of $25,000; and (e) other matters as described in Schedule 3.12.  All such properties and assets are, and require only routine maintenance to keep them, in good working condition, normal wear and tear excepted.  All properties used in BMC’s operations are reflected in the BMC Financial Statements to the extent GAAP requires the same to be reflected.

Section 3.13    Real Property.    Schedule 3.13 is an accurate list and general description of all real property owned or leased by BMC, including Other Real Estate Owned (“OREO”).   BMC has good and marketable title to the real properties that it owns, as described in such Schedule, free and clear of all mortgages, covenants, conditions, restrictions, easements, liens, security interests, charges, claims, assessments and encumbrances, except for (a) rights of lessors, lessees or sublessees in such matters as are reflected in a written lease; (b) current Taxes (including assessments collected with Taxes) not yet due and payable; (c) encumbrances, if any, that are not in excess of $25,000 and (d) other matters as described in Schedule 3.13.  BMC has valid leasehold interests in the leaseholds it holds, free and clear of all mortgages, liens, security interest, charges, claims, assessments and encumbrances, except for (a) claims of lessors, co-lessees or sublessees in such matters as are reflected in a written lease; (b) title exceptions affecting the fee estate of the lessor under such leases; and (c) other matters as described in Schedule 3.13.  The activities of BMC with respect to all real property owned or leased by it for use in connection with its operations are in all material respects permitted and authorized by applicable zoning laws, ordinances and regulations and all laws and regulations of any Governmental Entity.  Except as set forth in Schedule 3.13, BMC enjoys quiet possession under all real property leases to which they are the lessees and all of such leases are valid and in full force and effect, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles.  All buildings and improvements on real properties owned or leased by BMC are in good condition and repair, and do not require more than normal and routine maintenance, to keep them in such condition, normal wear and tear excepted.

Section 3.14           Taxes.

3.14.1                  Filing of Returns.    Except as set forth on Schedule 3.14.1, BMC has duly prepared and filed or caused to be duly prepared and filed all federal, state, and local Returns (for Tax or informational purposes) which were required to be filed by or in respect of BMC, or any of its properties, income and/or operations on or prior to the Closing Date.  As of the time they were filed, the foregoing Returns accurately reflected the material facts regarding the income, business, asset, operations, activities, status, and any other information required to be shown thereon.  Except as set forth on Schedule 3.14.1, no extension of time within which BMC may file any Return is currently in force.

3.14.2    Payment of Taxes.    Except as disclosed on Schedule 3.14.2 with respect to all amounts in respect of Taxes imposed on BMC or for which BMC is or could be liable, whether to taxing authorities (as, for example, under law) or to other Persons (as, for example, under a Tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable tax laws and agreements have been or will be fully complied with in all material respects, and all such amounts required to be paid by or on behalf of BMC to taxing authorities or others on or before the date hereof have been paid.

3.14.3    Audit History.    Except as disclosed on Schedule 3.14.3, there is no review or audit by any taxing authority of any Tax liability of BMC currently in progress of which BMC has Knowledge.  Except as disclosed on Schedule 3.14.3, BMC has not received any written notices within the three years preceding the Closing Date of any pending or threatened audit, by the Internal Revenue Service or any state, local or foreign agency, for any Returns or Tax liability of BMC for any period.  BMC currently has no unpaid deficiencies assessed by the Internal Revenue Service or any state, local or foreign taxing authority arising out of any examination of any of the Returns of BMC filed for fiscal years ended on or after December 31, 1998 through the Closing Date, nor to the Knowledge of BMC is there reason to believe that any material deficiency will be assessed.

3.14.4    Statute of Limitations.    Except as disclosed on Schedule 3.14.4, no agreements are in force or are currently being negotiated by or on behalf of BMC for any waiver or for the extension of any statute of limitations governing the time of assessments or collection of any Tax.  No closing agreements or compromises concerning Taxes of BMC are currently pending.

3.14.5    Withholding Obligations.    Except as set forth on Schedule 3.14.5, BMC has withheld from each payment made to any of its officers, directors and employees, the amount of all applicable Taxes, including, but not limited to, income tax, social security contributions, unemployment contributions, backup withholding and other deductions required to be withheld therefrom by any Tax law and have paid the same to the proper taxing authorities within the time required under any applicable Tax law.

3.14.6    Tax Liens.    There are no Tax liens, whether imposed by any federal, state, local or foreign taxing authority, outstanding against any assets owned by BMC, except for liens for Taxes that are not yet due and payable.

3.14.7    Tax Reserves.    BMC has made full and adequate provision and reserve for all federal, state, local or foreign Taxes for the current period for which Tax and information returns are not yet required to be filed.  The BMC Financial Statements contain fair and sufficient accruals for the payment of all Taxes for the periods covered by the BMC Financial Statements and all periods prior thereto.

3.14.8    IRC Section 382 Applicability.    BMC has not experienced an “ownership change” as defined in IRC Section 382(g) within the “testing period” (as defined in IRC Section 382) ending immediately before the Effective Time, and not taking into account any transactions contemplated by this Agreement.

Section 3.15    Performance of Obligations.    BMC has performed all material obligations required to be performed to date and is not in material default under or in breach of any term or provision of any covenant, contract, lease, indenture or any other agreement, written or oral, to which it is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such a default or breach, where such default or breach or failure to perform would have a Material Adverse Effect on BMC.  To BMC’s Knowledge, and except as disclosed on Schedule 3.15 or in the portion of Schedule 3.16 that identifies 90-day past due or classified or nonaccrual loans, no party with whom BMC has an agreement that is of material importance to the businesses of BMC is in default thereunder.

Section 3.16    Loans and Investments.    Except as set forth on Schedule 3.16, all loans, leases and other extensions of credit, and guaranties, security agreements or other agreements supporting any loans or extensions of credit, and investments of BMC are, and constitute, in all material respects, the legal, valid and binding obligations of the parties thereto and are enforceable against such parties in accordance with their terms, except as the enforceability thereof may be limited by applicable law and otherwise by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles.  Except as described on Schedule 3.16, as of June 30, 2004, no loans or investments held by BMC are: (i) more than ninety days past due with respect to any scheduled payment of principal or interest, other than loans on a nonaccrual status; (ii) classified as “loss,” “doubtful,” “substandard” or “specially mentioned” by BMC or any banking regulators; or (iii) on a nonaccrual status in accordance with BMC’s loan review procedures.  Except as set forth on Schedule 3.16, none of such assets (other than loans) are subject to any restrictions, contractual, statutory or other, that would materially impair the ability of the entity holding such investment to dispose freely of any such assets at any time, except restrictions on the public distribution or transfer of any such investments under the Securities Act and the regulations thereunder or state securities laws and pledges or security interests given in connection with government deposits. All loans, leases or other extensions of credit outstanding, or commitments to make any loans, leases or other extensions of credit made by BMC to any Affiliates of BMC are disclosed on Schedule 3.16.  For outstanding loans or extensions of credit which by their terms are either secured by collateral or supported by a guaranty or similar obligation, the security interests have been duly perfected and have the priority they purport to have, and, in the case of each guaranty or similar obligation, each has been duly executed and delivered to BMC and, to BMC’s Knowledge, is still in full force and effect.

Section 3.17    Brokers and Finders.    Other than its obligations to Carpenter & Company in connection with rendering its fairness opinion in connection with this Agreement, BMC is not a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement, the Merger Agreement, nor the consummation of the transactions provided for herein or therein, will result in any liability to any broker or finder.

Section 3.18    Contracts.

(a)                                  Schedule 3.18(a) to this Agreement contains a complete and accurate written list of all agreements, obligations or understandings, written and oral (each a “Contract” and collectively, the “Contracts”), each involving annual payments or value in excess of $10,000, to which BMC is a party as of the date of this Agreement (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been made available to CVCB prior to the execution of this Agreement), except for loans and other extensions of credit made by BMC in the ordinary course of its business and those items specifically disclosed in the BMC Financial Statements.

(b)           Schedule 3.18(b) contains a true and complete list of Contracts not terminable by CVCB upon 30 days’ (or less) notice by CVCB without penalty of at least $5,000 or obligation to make payments totaling at least $5,000 based on such termination.

(c)           Each Contract required to be disclosed in Section 3.18(a) constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, and, to BMC’s Knowledge, no other party to such Contract is, nor has received notice that it is, in material violation or breach of or material default under any such Contract, or with notice or lapse of time or both, would be in material violation or breach of or default under any such Contract.

(d)           BMC is not a party to or bound by any Contract that (i) automatically terminates or allows termination by the other party thereto upon consummation of the transactions contemplated by this Agreement, or (ii) contains any covenant or other provision that limits BMC’s or CVCB’s ability to compete with any Person in a line of business or in any area or territory.

Section 3.19    Absence of Material Adverse Effect.    Since January 1, 2004, the business and operations of BMC have been conducted only in the ordinary course, in the same manner as theretofore conducted, and no event or circumstance has occurred or is expected to occur which to BMC’s Knowledge has had or which, with the passage of time or otherwise, could reasonably be expected to have a Material Adverse Effect on BMC.

Section 3.20    Undisclosed Liabilities.    Except as disclosed on Schedule 3.20, to BMC’s Knowledge, BMC has no liabilities or obligations, either accrued, contingent or otherwise, that are material to BMC and that have not been: (a) reflected or disclosed in the BMC Financial Statements; or (b) incurred subsequent to December 31, 2003 in the ordinary course of business.   BMC has no Knowledge of any basis for the assertion against BMC of any liability, obligation or claim (including without limitation that of any Governmental Entity) that will have or cause, or could reasonably be expected to have or cause, a Material Adverse Effect on BMC that is not fully and fairly reflected and disclosed in the BMC Financial Statements or on Schedule 3.20.

Section 3.21    Employees; Employee Benefit Plans; ERISA.

3.21.1    All material obligations of BMC for payment to trusts or other funds or to any Governmental Entity or to any individual, director, officer, employee or agent (or his or her heirs, legatees or legal representatives) with respect to unemployment compensation benefits, profit-sharing, pension or retirement benefits or social security benefits, whether arising by operation of law, by contract or by past custom, have been properly accrued for the periods covered thereby on the BMC Financial Statements and paid when due.  All material obligations of BMC, whether arising by operation of law, by contract or by past custom for vacation or holiday pay, bonuses and other forms of compensation which are payable to their respective directors, officers, employees or agents have been properly accrued on the BMC Financial Statements for the periods covered thereby and paid when due.  Except as set forth on Schedule 3.21.1, there are no unfair labor practice complaints, strikes, slowdowns, stoppages or other controversies pending or, to the Knowledge of BMC, attempts to unionize or controversies threatened between BMC or Affiliate and or relating to, any of their employees that are likely to have a Material Adverse Effect on BMC.  BMC is not a party to any collective bargaining agreement with respect to any of their employees and, except as set forth on Schedule 3.21.1, BMC is not a party to a written employment contract with any of its employees and there are no understandings with respect to the employment of any officer or employee of BMC which are not terminable by BMC without liability on not more than thirty (30) days’ notice.  Except as disclosed in the BMC Financial Statements for the periods covered thereby, all material sums due for employee compensation have been paid and all employer contributions for employee benefits, including deferred compensation obligations, and all material benefit obligations under any Employee Plan (as defined in Section 3.21.3 hereof) or any Benefit Arrangement (as defined in Section 3.21.4 hereof) have been duly and adequately paid or provided for in accordance with plan documents.  Except as set forth on Schedule 3.21.1, no director, officer or employee of BMC is entitled to receive any payment of any amount under any existing agreement, severance plan or other benefit plan as a result of the consummation of any transaction contemplated by this Agreement or the Merger Agreement.  BMC has complied with all applicable federal and state statutes and regulations which govern workers’ compensation, equal employment opportunity and equal pay, including, but not limited to, all civil rights laws, Presidential Executive Order 1124, the Fair Labor Standards Act of 1938, as amended, and the Americans with Disabilities Act.

3.21.2    BMC has delivered as Schedule 3.21.2 a complete list of:

(a)   All current employees of BMC together with each employee’s tenure with BMC, title or job classification, and the current annual rate of compensation anticipated to be paid to each such employee; and

(b)   All Employee Plans and Benefit Arrangements, including all plans or practices providing for current compensation or accruals for active employees, including, but not limited to, all employee benefit plans, all pension, profit-sharing, retirement, bonus, stock option, incentive, deferred compensation, severance, vacation or sick pay, long-term disability, medical, dental, health, hospitalization, life insurance or other insurance plans or related benefits.

3.21.3    Except as disclosed on Schedule 3.21.3, BMC does not maintain, administer or otherwise contribute to any “employee benefit plan,” as defined in Section 3(3) of ERISA, which is subject to any provisions of ERISA and covers any employee, whether active or retired, of BMC (any such plan being herein referred to as an “Employee Plan”).  True and complete copies of each such Employee Plan, including amendments thereto, have been previously delivered or made available to CVCB, together with (i) all agreements regarding plan assets with respect to such Employee Plans, (ii) a true and complete copy of the annual reports for the most recent three years (Form 5500 Series including, if applicable, Schedules A and B thereto) prepared in connection with any such Employee Plan, (iii) a true and complete copy of the actuarial valuation reports for the most recent three years, if any, prepared in connection with any such Employee Plan covering any active employee of BMC or its Subsidiaries, (iv) a copy of the most recent summary plan description of each such Employee Plan, together with any modifications thereto, and (v) a copy of the most recent favorable determination letter (if applicable) from the Internal Revenue Service for each Employee Plan.  None of the Employee Plans is a “multiemployer plan” as defined in Section 3(37) of ERISA or a “multiple employer plan” as covered in Section 412(c) of the IRC, and BMC has not been obligated to make a contribution to any such multiemployer or multiple employer plan within the past five years.  None of the Employee Plans of BMC is, or for the last five years has been, subject to Title IV of ERISA.  Each Employee Plan which is intended to be qualified under Section 401(a) of the IRC is so qualified and each trust maintained pursuant thereto is exempt from income tax under Section 501(a) of the IRC, and BMC is not aware of any fact which has occurred which would cause the loss of such qualification or exemption.  Except as disclosed in Schedule 3.21.3, there are no Employee Plans or Benefit Arrangements as to which, after the Closing, CVCB will be required to make any contributions or with respect to which CVCB shall have any material obligation or liability on behalf of any of the current employees of BMC, or which CVCB will not be able to terminate prior to or immediately after the Closing in accordance with their terms and ERISA.

3.21.4    Except as disclosed in Schedule 3.21.4, BMC does not maintain (other than base salary and base wages) any form of current or deferred compensation, bonus, stock option, stock appreciation right, severance pay, salary continuation, retirement or incentive plan or arrangement for the benefit of any director, officer or employee, whether active or retired, of BMC or for any class or classes of such directors, officers or employees.  Except as disclosed in Schedule 3.21.4, BMC does not maintain any group or individual health insurance, welfare or similar plan or arrangement for the benefit of any director, officer or employee of BMC, whether active or retired, or for any class or classes of such directors, officers or employees.  Any such plan or arrangement described in this Section 3.21.4, copies of which have been delivered or made available to CVCB, shall be herein referred to as a “Benefit Arrangement.”

3.21.5    All Employee Plans and Benefit Arrangements are operated in material compliance with the requirements prescribed by any and all statutes, governmental or court orders, or governmental rules or regulations currently in effect, including but not limited to ERISA and the IRC, applicable to such plans or arrangements, and plan documents relating to any such plans or arrangements, materially comply with or will be amended to materially comply with applicable legal requirements.  Neither BMC, nor any Employee Plan, nor any trusts created thereunder, nor any trustee, administrator nor any other fiduciary thereof, has engaged in a “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the IRC, that could subject BMC, CVCB or CVC Bank to liability under Section 409 or 502(i) of ERISA or Section 4975 of the IRC or that would adversely affect the qualified status of such plans; each “plan official” within the meaning of Section 412 of ERISA of each Employee Plan is bonded to the extent required by such Section 412; with respect to each Employee Plan, to BMC’s Knowledge, no employee of BMC, nor any fiduciary of any Employee Plan, has engaged in any breach of fiduciary duty as defined in Part 4 of Subtitle B of Title I of ERISA which could subject BMC to liability if BMC is obligated to indemnify such Person against liability.  Except as disclosed in Schedule 3.21.5, BMC has not failed to make any material contribution or pay any amount due and owing as required by law or the terms of any Employee Plan or Benefit Arrangement.

3.21.6    Except as set forth on Schedule 3.21.6, no Employee Plan or Benefit Arrangement has any material liability of any nature, accrued or contingent, including, without limitation, liabilities for federal, state, local or foreign taxes, interest or penalty other than liability for claims arising in the course of the administration of each such Employee Plan.  Except as set forth on Schedule 3.21.6, there is no pending or, or to BMC’s knowledge, threatened legal action, proceeding or investigation against any Employee Plan which could result in material liability to such Employee Plan, other than routine claims for benefits, and there is no basis for any such legal action, proceeding or investigation.

3.21.7    Each Benefit Arrangement which is a group health plan (within the meaning of such term under IRC Section 4980B(g)(2)) materially complies and has materially complied with the requirements of Section 601 through 608 of ERISA or Section 4980B of the IRC governing continuation coverage requirements for employee-provided group health plans.

3.21.8    Except as disclosed in Schedule 3.21.8, BMC does not maintain any Employee Plan or Benefit Arrangement pursuant to which any benefit or other payment will be required to be made by BMC or any of Affiliates or pursuant to which any other benefit will accrue or vest in any director, officer or employee of BMC or Affiliate thereof, in either case as a result of the consummation of the transactions contemplated by this Agreement or the Merger Agreement.

3.21.9    There have been no federal or state claims based on sex, sexual or other harassment, age, disability, race or other discrimination or common law claims, including claims of wrongful termination, of which BMC has notice by any employees or by any of the employees performing work for BMC but provided by an outside employment agency, and there are no facts or circumstances known to BMC that could reasonably be expected to give rise to such complaint or claim. BMC has complied with all material respects with all laws currently applicable to the employment of employees, and BMC has not received any notice of any claim that it has not complied in any material respect with any laws, ordinances or regulations relating to the employment of employees.

Section 3.22    Powers of Attorney.    No power of attorney or similar authorization given by BMC is presently in effect or outstanding other than powers of attorney given in the ordinary course of business with respect to routine matters.

Section 3.23    Hazardous Materials.    Except as set forth on Schedule 3.23:

3.23.1 Except for ordinary and necessary quantities of cleaning, pest control and office supplies, and other small quantities of Hazardous Substances that are used in the ordinary course of the business of BMC and in compliance with applicable Environmental Laws, or ordinary rubbish, debris and nonhazardous solid waste stored in garbage cans or bins for regular disposal off-site, or petroleum contained in and de minimus quantities discharged from motor vehicles in their ordinary operation on any of the BMC Properties (as defined below), BMC has not engaged in the generation, use, manufacture, treatment, transportation, storage (in tanks or otherwise), or the disposal, of Hazardous Substances other than as permitted by and only in compliance with applicable law. To BMC’s Knowledge, no material amount of Hazardous Substances have been released, emitted or disposed of, or otherwise deposited, on, in or from any real property which is now or has been previously owned, or which is currently or during the past three years was leased, by BMC, including OREO (collectively, the “BMC Properties”), or to BMC’s Knowledge, on or in any real property in which BMC now holds any security interest, mortgage or other lien or interest with an underlying obligation in excess of $25,000 (“BMC Collateralizing Real Estate”), except for (i) matters disclosed on Schedule 3.23; (ii) ordinary and necessary quantities of cleaning, pest control and office supplies used and stored in compliance with applicable Environmental Laws, or ordinary rubbish, debris and nonhazardous solid waste stored in garbage cans or bins for regular disposal off-site, or petroleum contained in, and de minimus quantities discharged from, motor vehicles in their ordinary operation on such BMC Properties; and (iii) such releases, emissions, disposals or deposits which constituted a violation of an Environmental Law but did not have a Material Adverse Effect on the BMC Property involved and would not result in the incurrence or imposition of any liability, expense, penalty or fine against BMC in excess of $25,000 individually or in the aggregate.  To BMC’s Knowledge, no activity has been undertaken on any of the BMC Properties or the BMC Collateralizing Real Estate that would cause or contribute to:

(a)   any of the BMC Properties or BMC Collateralizing Real Estate becoming a treatment, storage or disposal facility within the meaning of RCRA or any similar state law or local ordinance;

(b)   a release or threatened release of any Hazardous Substances under circumstances which would violate any Environmental Laws; or

(c)   the discharge of Hazardous Substances into any soil, subsurface water or ground water or into the air, or the dredging or filling of any waters, that would require a permit or any other approval under the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., the Clean Air Act, as amended, 42 U.S.C. §7401 et seq., or any similar federal or state law or local ordinance; the cumulative effect of which would have a material adverse effect on the BMC Property or BMC Collateralizing Real Estate involved.

3.23.2  To the Knowledge of BMC, there are not, and never have been, any underground storage tanks located in or under any of the BMC Properties or the BMC Collateralizing Real Estate.

3.23.3  BMC has not received any written notice of, and to its Knowledge, BMC has not received any verbal notice of, any pending or threatened claims, investigations, administrative proceedings, litigation, regulatory hearings or requests or demands for remedial or responsive actions or for compensation, with respect to any of the BMC Properties or BMC Collateralizing Real Estate, alleging noncompliance with or violation of any Environmental Law or seeking relief under any Environmental Law and none of the BMC Properties or BMC Collateralizing Real Estate is listed on the United States Environmental Protection Agency’s National Priorities List of Hazardous Waste Sites, or, to the Knowledge of BMC, any other list, schedule, log, inventory or record of hazardous waste sites maintained by any federal, state or local agency.

3.23.4  “Hazardous Substances” shall mean any hazardous, toxic or infectious substance, material, gas or waste which is regulated by any local, state or federal Governmental Entity, or any of their agencies.

Section 3.24    Stock Options.    Schedule 3.24 to this Agreement contains a description of the BMC Stock Option Plan and list of all BMC Stock Options outstanding, indicating for each: (a) the grant date and expiration date; (b) whether vested or unvested; (c) exercise price; and (d) a vesting schedule by optionee.  The BMC Stock Option Plan was duly approved by the BMC Board and its shareholders.

Section 3.25    Parachute Payments.    Except as set forth in Schedule 3.25, the consummation of the Merger will not entitle any director, officer, shareholder, independent contractor or employee of BMC to any payment that would constitute a parachute payment under IRC 280G or would result in an excise tax to a recipient of such payment under Section 4999 of the IRC.

Section 3.26    Affiliate Transactions.    Other than in the ordinary course of BMC’s business, (i) there are no Contracts or liabilities between BMC and any current or former officer, director or 10% or more shareholder, (ii) BMC does not provide or cause to be provided any assets, services (other than routine banking services in the ordinary course of business) or facilities to any such current or former officer, director or shareholder, (iii) neither BMC nor any such current or former officer, director or shareholder provides for fees or causes to be provided for fees any assets, services or facilities to BMC, and (iv) BMC does not beneficially own, directly or indirectly any debentures, notes, other evidence of indebtedness, stock, securities (including rights to purchase and securities convertible into or exchangeable for other securities), or interests in other assets of any such current or former officer, director or shareholder.

Section 3.27    Risk Management Instruments.    BMC is not a party nor has it agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivatives contract (including various combinations thereof) (each, a “Derivatives Contract”) or owns securities that (i) are referred to generally as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives,” or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business consistent with safe and sound banking practices and regulatory guidance.

Section 3.28    Liability Under Regulation C, Truth in Lending Law and HMDA.    BMC has no liabilities or obligations, accrued, contingent or otherwise that are material to BMC with respect to Regulation C, Truth in Lending Law and HMDA disclosures.

Section 3.29    Effective Date of Representations, Warranties, Covenants and Agreements.  Each representation, warranty, covenant and agreement of BMC set forth in this Agreement shall be deemed to be made on and as of the date hereof and as of the Effective Time.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF CVCB

Except as set forth in the Disclosure Schedule delivered by CVCB and CVC Bank to BMC prior to the execution hereof, CVCB and CVC Bank represent and warrant to BMC that all of the statements contained in this Article 4 are true.  For purposes of the representations and warranties of CVCB and CVC Bank contained herein, disclosure in any section of the Disclosure Schedule of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by CVCB and CVC Bank calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more of such representations or warranties, if it is reasonably apparent on the face of the Disclosure Schedule that such disclosure is applicable.  The inclusion of any information in any section of the Disclosure Schedule or other document delivered by CVCB and CVC Bank pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

Section 4.1    Organization; Corporate Power; Etc.    CVCB is a California corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business substantially as it is being conducted on the date of this Agreement.  CVCB is a bank holding company registered under the BHCA.  Each of CVCB and its Subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business substantially as it is being conducted on the date of this Agreement, except where the failure to have such power or authority would not have a Material Adverse Effect on CVCB taken as a whole or the ability of CVCB to consummate the transactions contemplated by this Agreement.  CVCB has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining all Requisite Regulatory Approvals, CVCB will have the requisite corporate power and authority to perform its respective obligations hereunder with respect to the consummation of the transactions contemplated hereby. Neither the scope of business of CVCB or any Subsidiary, nor the location of any of their respective properties, requires that CVCB or any of its respective Subsidiaries be licensed to conduct business in any jurisdiction other than those jurisdictions in which they are licensed or qualified to do business as a foreign corporation, where the failure to be so licensed or qualified would, individually or in the aggregate, have a Material Adverse Effect on CVCB taken as a whole.

Section 4.2    Licenses and Permits.    Except as disclosed on Schedule 4.2, CVCB and its Subsidiaries have all material licenses, certificates, franchises, rights and permits that are necessary for the conduct of their respective businesses, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a Material Adverse Effect on CVCB taken as a whole, or on the ability of CVCB to consummate the transactions contemplated by this Agreement.  The properties, assets, operations and businesses of CVCB and those of its Subsidiaries are and have been maintained and conducted, in all material respects, in compliance with all applicable licenses, certificates, franchises, rights and permits.

Section 4.3    Authorization of Agreement; No Conflicts.

4.3.1                        The execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of CVCB and CVC Bank.  This Agreement has been duly executed and delivered by CVCB and CVC Bank and constitutes a legal, valid and binding obligation of CVCB and CVC Bank, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles.  The Merger Agreement, upon the receipt of all Requisite Regulatory Approvals and the due execution and filing of such Merger Agreement in accordance with the applicable provisions of the California Corporations Code and the California Financial Code, will constitute a legal, valid and binding obligation of CVCB and CVC Bank, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally or by general equitable principles.

4.3.2                        Except as discussed on Schedule 4.3, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not and will not conflict with, or result in any violation of or default or loss of a material benefit under, any provision of the Articles of Incorporation or Bylaws of CVCB and CVC Bank, or except for the necessity of obtaining the Requisite Regulatory Approvals, any material mortgage, indenture, lease, agreement or other material instrument, or any permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to CVCB or CVC Bank or any of its assets or properties or any of its Subsidiaries, other than any such conflict, violation, default or loss which (i) will not have a Material Adverse Effect on CVCB taken as a whole; or (ii) will be cured or waived prior to the Effective Time. No material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required in connection with the execution and delivery of this Agreement by CVCB and CVC Bank or the performance by CVCB and CVC Bank of their respective obligations hereunder, except for (a) filings required in order to obtain Requisite Regulatory Approvals; (b) the filing of the Registration Statement (including the Proxy Statement/Prospectus constituting a part thereof) with the SEC relating to the Merger and the declaration of effectiveness of the Registration Statement by the SEC and any applicable state securities law regulatory authorities; (c) the filing and approval of the Merger Agreement with the Secretary of the State of California and the CDFI; (d) any approvals required to be obtained pursuant to the BHCA or the Federal Deposit Insurance Act or any other required governmental approval for the execution and delivery of this Agreement by CVCB or the consummation of the Merger; and (e) any consents, authorizations, approvals, filings or exemptions required to be made or obtained under the securities or “blue sky” laws of various jurisdictions in connection with the issuance of shares of CVCB Common Stock contemplated by this Agreement.

Section 4.4             Capital Structure of CVCB.    The authorized capital stock of CVCB consists of 40,000,000 shares of CVCB Common Stock, no par value per share, and 10,000,000 shares of CVCB Preferred Stock.  On June 30, 2004, 2,625,877 shares of CVCB Common Stock were outstanding, 686,090 shares of CVCB Common Stock were reserved for issuance pursuant to employee stock option and other employee stock plans (the “CVCB Stock Plans”), and no shares of CVCB preferred stock were outstanding or were reserved for issuance by CVCB.  All outstanding shares of CVCB Common Stock are validly issued, fully paid and nonassessable and do not possess any preemptive rights and were not issued in violation of any preemptive rights or any similar rights of any Person.  The issuance of the shares of CVCB Common Stock proposed to be issued pursuant to this Agreement at the Effective Time will have been duly authorized by all requisite corporate action of CVCB, and such shares, when issued as contemplated by this Agreement, will constitute duly authorized, validly issued, fully paid and nonassessable shares of CVCB Common Stock, and will not have been issued in violation of any preemptive or similar rights of any Person.  As of the date of this Agreement, and except for this Agreement and the CVCB Stock Plans, CVCB does not have outstanding any options, warrants, calls, rights, commitments, securities or agreements of any character to which CVCB is a party or by which it is bound obligating CVCB to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of CVCB or obligating CVCB to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

Section 4.5             CVCB Filings.

4.5.1.                     CVCB has filed, and will continue to file, through the public EDGAR database of the SEC, each report, schedule, registration statement and definitive proxy statement that it was or will be required to file with the SEC pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than reports filed pursuant to Section 13(g) of the Exchange Act), from December 31, 2003 through the Effective Time (as such documents have since the time of their filing been amended, the “CVCB SEC Reports”).  As of their respective dates of filing with the SEC, the CVCB SEC Reports complied or will comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such CVCB SEC Reports, and did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The consolidated financial statements of CVCB included in the CVCB SEC Reports complied or will comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been or will be prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects the consolidated financial position of CVCB and its Subsidiaries as at the dates thereof and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments).

4.5.2                        Since January 1, 2000, CVCB and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (a) the Federal Reserve Board or any Federal Reserve Bank; (b) the SEC; (c) the FDIC, (d) the CDFI and (e) any other applicable federal, state or local governmental or regulatory authority.  All such reports, registrations and filings including the CVCB Financial Statements are collectively referred to as the “CVCB Filings.”  Except to the extent prohibited by law, copies of the CVCB Filings have been made available to BMC upon its request.  As of their respective filing or mailing dates, each of the past CVCB Filings (a) was true and complete in all material respects (or was amended so as to be so promptly following discovery of any discrepancy); and (b) complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the governmental or regulatory authority with which it was filed (or was amended so as to be so promptly following discovery of any such noncompliance) and none contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The CVCB Financial Statements, together with the financial statements contained in the CVCB Filings, have been prepared in accordance with GAAP, or applicable regulatory accounting principles, applied on a consistent basis during the period involved (except as may be indicated in the notes thereto) and fairly present (subject, in the case of the unaudited statements, to recurring adjustments normal in nature and amount) the consolidated financial position of CVCB as of the dates thereof and the consolidated results of its operations, cash flows and changes in shareholders’ equity for the period then ended.

Section 4.6             Accuracy of Information Supplied.

4.6.1                        No representation or warranty of CVCB contained herein or any statement, schedule, exhibit or certificate given or to be given by or on behalf of CVCB or any of its Subsidiaries to BMC in connection herewith and none of the information supplied or to be supplied by CVCB or any of its Subsidiaries to BMC hereunder to the best of CVCB’s Knowledge contains or will contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.6.2                        None of the information supplied or to be supplied by CVCB or relating to CVCB which is included or incorporated by reference in (i) the Registration Statement on Form S-4 to be filed with the SEC by CVCB in connection the issuance of shares of CVCB Common Stock in the Merger will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at all times from the date of mailing to shareholders of BMC through the date of the meeting of shareholders of BMC to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and (iii) the applications and forms to be filed with securities or “blue sky” authorities, self regulatory authorities, or any Governmental Entity in connection with the Merger, the issuance of any shares of CVCB Common Stock in connection with the Merger, or any Requisite Regulatory Approvals will, at the time filed or at the time they become effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement (except for such portions thereof that relate only to BMC and its Subsidiaries) will comply in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

4.6.3                        CVCB has delivered or will deliver to BMC copies of: (a) the audited balance sheets of CVCB and its Subsidiaries as of December 31, 2003, 2002 and 2001 and the related statements of income, changes in shareholders’ equity and cash flows for the years then ended and the related notes to such financial statements, all as audited by Perry-Smith LLP, independent public accountants (the “CVCB Financial Statements”), and CVCB will hereafter until the Closing Date deliver to BMC copies of additional financial statements of CVCB as provided in Section 5.1.1(iii).  The CVCB Financial Statements have been prepared (and all of said additional financial statements will be prepared) in accordance with GAAP, or applicable regulatory accounting principles, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) consistently followed throughout the periods covered by such statements, and present (and, when prepared, will present) fairly the financial position of CVCB and its Subsidiaries as of the respective dates and for the respective periods covered by such financial statements (subject, in the case of the unaudited statements, to recurring adjustments normal in nature and amount).  In addition, CVCB has delivered or made available to BMC copies of all management or other letters delivered to CVCB by its independent accountants in connection with the audit of any of the CVCB Financial Statements or by such accountants or any consultant regarding the internal controls or internal compliance procedures and systems of CVCB issued at any time since January 1, 2000, and will make available for inspection by BMC or its representatives, at such times and places as BMC may reasonably request, reports and working papers produced or developed by such accountants or consultants.

Section 4.7             Compliance With Applicable Laws.    Except as disclosed on Schedule 4.7, to the best of CVCB’s Knowledge, the respective businesses of CVCB and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation, except for violations which individually or in the aggregate would not have a Material Adverse Effect on CVCB and its Subsidiaries, taken as a whole.  No investigation or review by any Governmental Entity with respect to CVCB is pending or, to the Knowledge of CVCB, threatened, nor has any Governmental Entity indicated to CVCB an intention to conduct the same, other than those the outcome of which, as far as can be reasonably foreseen, will not have a Material Adverse Effect on CVCB and its Subsidiaries, taken as a whole.

Section 4.8             Litigation.    Except as set forth in Schedule 4.8, to the Knowledge of CVCB there is no suit, action or proceeding or investigation pending or threatened against or affecting CVCB which, if adversely determined, would have a Material Adverse Effect on CVCB, taken as a whole; nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against CVCB or its Subsidiaries, that has, or which, insofar as reasonably can be foreseen, in the future would have, any such Material Adverse Effect.  Schedule 4.8 contains a true, correct and complete list, including identification of the applicable insurance policy covering such litigation, if any, subject to reservation of rights, if any, the applicable deductible and the amount of any reserve therefor, of all pending litigation in which CVCB or its Subsidiaries, is a named party of which CVCB has Knowledge, and except as disclosed on Schedule 4.8, all of the litigation shown on such Schedule is adequately covered by insurance in force, except for applicable deductibles, or has been adequately reserved for in accordance with CVCB’s prior business practices.

Section 4.9             Agreements with Banking Authorities.    Neither CVCB nor any Subsidiary of CVCB is a party to any written agreement or memorandum of understanding with, or order or directive from, any Governmental Entity.

Section 4.10           Performance of Obligations.    CVCB and its Subsidiaries have performed all material obligations required to be performed by them to date and none of CVCB or any of its

Subsidiaries is in material default under or in breach of any term or provision of any covenant, contract, lease, indenture or any other agreement, written or oral, to which any is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such a default or breach, where such default or breach or failure to perform would have a Material Adverse Effect on CVCB and its Subsidiaries, taken as a whole.  To CVCB’s Knowledge, and except as disclosed on Schedule 4.10, no party with whom CVCB or any of its Subsidiaries has an agreement that is of material importance to the business of CVCB and its Subsidiaries, taken as a whole, is in default thereunder.

Section 4.11   Absence of Material Adverse Effect.    Since January 1, 2004, the respective businesses of CVCB and its Subsidiaries have been conducted only in the ordinary course, in substantially the same manner as theretofore conducted, and no event or circumstance has occurred or is expected to occur which to CVCB’s Knowledge has had or which, with the passage of time or otherwise, could reasonably be expected to have a Material Adverse Effect on CVCB and its Subsidiaries, taken as a whole.

Section 4.12    Undisclosed Liabilities.    Except as disclosed on Schedule 4.12, none of CVCB or any of its Subsidiaries to CVCB’s Knowledge has any liabilities or obligations, either accrued, contingent or otherwise, that are material to CVCB and its Subsidiaries, taken as a whole, and that have not been: (a) reflected or disclosed in the CVCB Financial Statements; or (b) incurred subsequent to December 31, 2003 in the ordinary course of business.  CVCB has no Knowledge of any basis for the assertion against CVCB or any of its Subsidiaries, of any liability, obligation or claim (including without limitation that of any Governmental Entity) that will have or cause, or could reasonably be expected to have or cause, a Material Adverse Effect on CVCB and its Subsidiaries, taken as a whole, that is not fairly reflected in the CVCB Financial Statements or on Schedule 4.12.

Section 4.13    CVC Bank has been rated a “satisfactory” or better in its most recent examination under the Community Reinvestment Act and is in compliance with all of its obligations pursuant to the Bank Secrecy Act.

Section 4.14     Brokers and Finders.    Other than its obligations to the James H. Avery Company in connection with rendering its fairness opinion in connection with this Agreement, neither CVCB nor CVC Bank is a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement, the Merger Agreement, nor the consummation of the transactions provided for herein or therein, will result in any liability to any broker or finder.

Section 4.15    Effective Date of Representations, Warranties, Covenants and Agreements.    Each representation, warranty, covenant and agreement of CVCB set forth in this Agreement shall be deemed to be made on and as of the date hereof and as of the Effective Time.

ARTICLE 5. ADDITIONAL AGREEMENTS

Section 5.1    Access to Information, Due Diligence, etc.

5.1.1               Upon reasonable notice, each party shall permit the other party and its accountants, counsel and other representatives reasonable access to their officers, employees, properties, books, contracts, commitments and records and from the date hereof through the Effective Time, and shall furnish or provide access to each other as soon as practicable, (i) a copy of each of BMC’s Filings or CVCB’s Filings filed subsequent to the date of this Agreement promptly after such document has been filed with the appropriate Governmental Entity, provided, however, that copies of any Returns relating to Taxes of BMC shall be furnished to CVCB at least 15 Business Days prior to the proposed date of filing thereof and shall not be filed without the prior approval of CVCB, which approval shall not be unreasonably withheld or delayed; (ii) unless otherwise prohibited by law, a copy of each report, schedule and other documents filed or received by it during such period with any Regulatory Authority or the Internal Revenue Service, as to documents other than related to employees or customers and other than those distributed to banks generally; (iii) as promptly as practicable following the end of each calendar month after the date hereof, a balance sheet of BMC or CVCB as of the end of such month; and (iv) all other information concerning its business, properties, assets, financial condition, results of operations, liabilities, personnel and otherwise as BMC or CVCB may reasonably request.

5.1.2               Until the Effective Time, a representative of CVCB shall be entitled and shall be invited to attend meetings of the Board of Directors of BMC and all committees thereof.  At least five (5) days’ prior to written notice of the dates, times and places of such meetings shall be given to CVCB except that in the case of special meetings CVCB shall receive the same number of days’ prior notice as BMC’s directors receive for such meetings; provided, however, that such representative shall excuse himself or herself from any portion of any such meetings that (i) relate to approval of, or the exercise of any rights under, this Agreement by BMC, (ii) involve discussions between such Board of Directors or such Loan Committees and legal counsel for BMC that are entitled to be protected from disclosure under an attorney-client privilege which would be lost due to the presence of such representative of CVCB, or (iii) constitute the Executive Session of any Board of Directors meeting.  BMC shall furnish CVCB, as soon as practicable, and in any event within five days after it is prepared, or concurrent with distribution to the Board of Directors or any committees thereof if prepared for such purpose, a copy of any report or agenda submitted to the Board of Directors of BMC or any of their committees and access to the working papers and materials related thereto prepared for and distributed to the Board of Directors, whether prior to, at or subsequent to a meeting, provided, however, that BMC need not furnish CVCB any materials relating to deliberations of BMC’s Board of Directors with respect to its approval of this Agreement, communications of BMC’s legal counsel with the Board of Directors or officers of BMC regarding BMC’s rights against or obligations to CVCB or its Subsidiaries under this Agreement, or books, records and documents covered by the attorney-client privilege or which are attorneys’ work product.  The Board or committee materials to be distributed to

CVCB pursuant to this Section 5.1.2 shall be delivered via facsimile to Daniel J. Doyle at the number listed in Section 9.1 hereof.

5.1.3               All information shared between the parties to this Agreement shall be subject to that certain Confidentiality Agreement by and between CVCB and BMC, dated June 24, 2004.

Section 5.2    Shareholder Approval.

5.2.1               BMC shall promptly call a meeting of its shareholders, to be held at the earliest practicable date after the date on which the Registration Statement is effective with the SEC, for the purpose of approving this Agreement and authorizing the Merger Agreement and the Merger.  BMC’s Board of Directors will unanimously recommend to its shareholders approval of this Agreement, the Merger Agreement and the Merger; provided, however, that BMC’s Board of Directors may withdraw its recommendation if such Board of Directors believes in good faith (based on a written opinion of a financial advisor that is experienced in evaluating the fairness of Acquisition Proposals) that a BMC Superior Proposal (defined below) has been made and shall have determined in good faith, after consultation with and based on advice of its outside legal counsel, that the withdrawal of such recommendation is necessary for such Board of Directors to comply with its fiduciary duties under applicable law.

5.2.2               If the Merger is approved by vote of the shareholders of BMC, then, within ten (10) days thereafter BMC shall send a Dissenting Shareholder Notice to each recordholder of any Dissenting Shares.

Section 5.3          Taking of Necessary Action.

5.3.1               Subject to the terms and conditions of this Agreement, each of the parties hereto agrees, subject to applicable laws and the fiduciary duties of BMC’s, CVCB’s or CCV Bank’s Boards of Directors, as advised in writing by their respective counsel, to use all reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement, including, without limitation, the delivery of any certificate or other document reasonably requested by counsel to a party to this Agreement.  Without limiting the foregoing, CVCB, CVC Bank and BMC will use their reasonable efforts to obtain all consents of third parties and Government Entities necessary or, in the reasonable opinion of CVCB, CVC Bank or BMC advisable for the consummation of the transactions contemplated by this Agreement.  Without limiting the foregoing, CVCB and CVC Bank shall take all actions necessary to execute and file the Merger Agreement and to effect all transactions contemplated by this Agreement and BMC shall take all actions necessary to effect all transactions contemplated by this Agreement and the Merger Agreement.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the Merger Agreement, or to vest the Surviving Banking Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of BMC, the proper officers or directors of CVCB, CVC Bank or BMC, as the case may be, shall take all such necessary action.

5.3.2               The obligations of BMC contained in Section 6.2.5 of this Agreement shall continue to be in full force and effect despite any Default under Section 6.2.5 or BMC’s receipt of an BMC Superior Proposal and any Default under Section 6.2.5 by BMC shall entitle CVCB and CVC Bank to such legal or equitable remedies as may be provided in this Agreement or by law notwithstanding that any action or inaction of the Board of Directors or officers of the defaulting party which is required to enable such party to fulfill such obligations may be excused based on the continuing fiduciary obligations of such party’s Board of Directors and officers to its shareholders.  Notwithstanding the foregoing, however, in the event of a termination of this Agreement by CVCB or BMC and the actual payment of the liquidated damages to the other party as provided for in Section 8.5 of this Agreement, neither CVCB, CVC Bank, BMC or their respective directors or officers shall have any obligations or liabilities of any kind under this Agreement by reason of any such Default, and CVCB or BMC shall have no further obligations of any kind under this Agreement.

5.3.3               BMC shall use its reasonable efforts to cause each director, executive officer and other Person who is an “Affiliate” of BMC (for purposes of Rule 145 under the Securities Act) to deliver to CVCB, on the date of this Agreement, a written agreement in the form attached hereto as Exhibit 5.3 (the “Affiliate Agreements”).

Section 5.4          Registration Statement and Applications.

5.4.1               CVCB, with the cooperation of BMC, will prepare and file as promptly as practicable the Registration Statement, the statements, exhibits, applications, correspondence or forms to be filed with appropriate state securities law regulatory authorities, and the statements, exhibits, correspondence or applications to be filed to obtain the Requisite Regulatory Approvals to consummate the transactions contemplated by this Agreement.  CVCB, with the cooperation of BMC, shall use all reasonable efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing.  Thereafter BMC will mail the Proxy Statement/Prospectus to the shareholders of BMC.  If at any time prior to the effectiveness of the Registration Statement, a party discovers that information contained in the Registration Statement relating to either party or the transactions contemplated hereby should be amended so that such information does not omit or misstate a material fact, the discovering party shall immediately notify the other party, and the parties shall cooperate in the preparation of any amendments to the Registration Statement that may be required.  Each party will furnish all material financial or other information, including certificates, consents and opinions of counsel concerning it and its Subsidiaries received by such party to the other for purposes of facilitating the preparation of the Registration Statement.

5.4.2               Each party shall provide to the other at the request of the other party: (i) immediately prior to the filing thereof, copies of all material statements, exhibits, applications, correspondence or forms to be filed with state securities law regulatory authorities, the SEC and other appropriate regulatory authorities to obtain the Requisite Regulatory Approvals to consummate the transactions contemplated by this Agreement; provided, however, that no approval need be obtained from any party to which such materials are provided; and (ii) promptly after delivery to, or receipt from, such regulatory authorities all written communications, letters, reports or other documents relating to the transactions contemplated by this Agreement.

Section 5.5          Expenses.

5.5.1               Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the same, including, without limitation, all costs associated with any resales of CVCB Common Stock by Affiliates of BMC.

5.5.2               BMC and CVCB shall use their best efforts to ensure that their attorneys, accountants, financial advisors, investment bankers and other consultants engaged by them in connection with the transaction contemplated by this Agreement submit full and final bills on or before the Determination Date and that all such expenses are paid or properly accrued prior to the Determination Date.

Section 5.6          Notification of Certain Events.

5.6.1               BMC shall provide to CVCB, as soon as practicable, written notice (sent via facsimile and overnight mail or courier) of the occurrence or failure to occur of any of the events, circumstances or conditions that are the subject of Sections 6.1 and 6.2, which notice shall provide reasonable detail as to the subject matter thereof.

5.6.2               CVCB shall provide to BMC, as soon as practicable, written notice (sent via facsimile and overnight mail or courier) of the occurrence or failure to occur of any of the events, circumstances or conditions that are the subject of Section 6.3 and 6.4, which notice shall provide reasonable detail as to the subject matter thereof.

5.6.3               Each party shall promptly advise the others in writing of any change or event which could reasonably be expected to have a Material Adverse Effect on the business, properties, assets, financial condition, results of operations, liabilities or personnel of such party or on its ability to consummate the transactions contemplated by this Agreement or the Merger Agreement.

5.6.4               BMC and CVCB shall immediately notify the other in writing in the event that such party becomes aware that the Registration Statement or Proxy Statement/Prospectus at any time contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which they were made, not misleading or that the Registration Statement or the Proxy Statement/Prospectus otherwise is required to be amended and supplemented, which notice shall specify, in reasonable detail, the circumstances thereof. CVCB shall promptly amend and supplement such materials and disseminate the new or modified information so as to fully comply with the Securities Act.  If the amendment or supplement so required relates to information concerning BMC, the out-of-pocket costs and expenses of preparing, filing and disseminating such amendment or supplement shall be borne by BMC.

Section 5.7          Closing Schedules.    BMC has delivered to CVCB on or before the date of this Agreement all of the Schedules to this Agreement which BMC is required to deliver to CVCB hereunder (the “BMC Schedules”).  CVCB has delivered to BMC on or before the date of this Agreement all of the Schedules to this Agreement which CVCB is required to deliver to BMC hereunder (the “CVCB Schedules”).  Immediately prior to the Closing Date, BMC shall have prepared updates of the BMC Schedules provided for in this Agreement and shall deliver to CVCB revised schedules containing the updated information (or a certificate signed by BMC’s Chief Executive Officer stating that there have been no changes on the applicable schedules); and CVCB shall have prepared updates of the CVCB Schedules provided for in this Agreement and shall deliver to BMC revised Schedules containing updated information (or a certificate signed by CVCB’s Chief Executive Officer stating that there has been no change on the applicable schedules).  Such updated schedules shall sometimes be referred to collectively, as the “Closing Schedules.”  The Closing Schedules shall be dated as of the day prior to the Closing Date and shall contain information as of the day prior to the Closing Date or as of such earlier date as is practicable under the circumstances.

Section 5.8          Additional Accruals/Appraisals.    Immediately prior to the Closing Date after all of the conditions set forth in Article 7 hereof have been or with reasonable certainty will be satisfied or waived, BMC shall, at the direction of CVCB consistent with GAAP and applicable banking regulations, establish such additional accruals and reserves as may be necessary to conform BMC’s accounting and credit and OREO loss reserve practices and methods to those of CVCB, provided, however, that no accrual or reserve made by BMC pursuant to this Section 5.8, or any litigation or regulatory proceeding arising out of any such accrual or reserve, or any other effect on BMC resulting from BMC’s compliance with this Section 5.8, shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

Section 5.9                       Employees; Employee Benefits.

5.9.1         CVC Bank will honor in accordance with their terms (i) all employee benefit obligations to current and former employees of BMC accrued, earned or otherwise available as of the Effective Time and identified in Schedule 5.9.1 hereof, and (ii) all employment or severance agreements with any such employees entered into prior to the date hereof and identified in Schedule 5.9.1 hereof.

5.9.2         Following the Closing Date, except with respect to severance benefits (which are addressed in Section 5.9.4), CVC Bank shall provide or make available to the employees of BMC participation in employee benefit plans, on the same terms available to similarly situated employees of CVC Bank (i) with full credit for prior service to the extent it would have been credited by BMC for all purposes other than determining eligibility, vesting or benefit accrual under any CVC Bank defined benefit plan and (ii) with respect to any CVC Bank Benefit Plan that is a medical, dental, other health, life insurance or disability plan, without any waiting periods, evidence of insurability requirements, or application of any pre-existing condition limitations; provided, however, that notwithstanding the foregoing, (A) the amount of any contributions made by CVCB or CVC Bank to any profit sharing plan of CVCB or CVC Bank shall be pro rated for any eligible BMC employees (based on the number of days in the calendar year remaining after the Effective Time) and (B) BMC employees shall not be eligible for a matching contribution under CVC Bank’s 401(k) Plan until six (6) months following the Effective Time.

5.9.3         Immediately prior to the Effective Time, BMC shall (i) cancel its vacation and sick leave policies, (ii) make all payments due to BMC employees as a result of such cancellation, and (iii) adopt the paid time off policy of CVC Bank (provided, however, that for purposes of the CVC Bank paid time off policy, BMC shall have no accrued hours of paid time off at the Effective Time, notwithstanding anything in this Agreement or otherwise to the contrary).

5.9.4         Immediately prior to the Effective Time, BMC shall (i) terminate any and all employment agreements to which it is subject on terms and conditions reasonably satisfactory to CVC Bank and (ii) make all payments due to BMC employees as a result of such termination as if there were a change of control under such agreements.  BMC shall cooperate with CVC Bank in the event that CVC Bank elects to offer incentives to certain BMC employees to retain their services in connection with the transition resulting from the Merger.  Unless otherwise agreed in writing, BMC employees below the level of senior vice president who are terminated following the Effective Time other than for cause by CVC Bank shall be eligible to participate in CVC Bank’s severance plans and programs on the same terms available to similarly situated employees, with full credit for prior service to the extent it would have been credited by BMC; provided, however, that any amounts payable by CVCB or CVC Bank under such severance plans and programs shall be offset by any amounts paid or payable by CVCB or CVC Bank under any employment agreement, severance agreement or other arrangement.

ARTICLE 6. CONDUCT OF BUSINESS

Section 6.1          Affirmative Conduct of BMC.    During the period from the date of execution of this Agreement through the Effective Time, BMC shall carry on its business in the ordinary course in substantially the manner in which heretofore conducted, subject to changes in law applicable to all California-chartered, non-members banks or all banks insured by the FDIC and directives from regulators, and use all commercially reasonable efforts to preserve intact its business organization, keep available the services of its officers and employees, (other than terminations in the ordinary course of business) and preserve its relationships with customers, depositors, suppliers and others having business dealings with it; and, to these ends, shall fulfill each of the following:

6.1.1               Use its commercially reasonable efforts, or cooperate with others, to expeditiously bring about the satisfaction of the conditions specified in Article 7 hereof;

6.1.2               Advise CVCB promptly in writing of any change that would have a Material Adverse Effect on its capital structure, financial condition, assets, results of operations, business or prospects or of any matter which would make the representations and warranties set forth in Article 3 hereof not true and correct in any material respect as of the effective date of the Registration Statement and at the Effective Time;

6.1.3               Keep in full force and effect all of its existing material permits and licenses;

6.1.4               Use its commercially reasonable efforts to maintain insurance or bonding coverage on all material properties for which it is responsible and on its business operations, and carry not less than the same coverage for fidelity, public liability, personal injury, property damage and other risks equal to that which is in effect as of the date of this Agreement; and notify CVCB in writing promptly of any facts or circumstances which could affect its ability, or that of any of its Subsidiaries, to maintain such insurance or bonding coverage;

6.1.5               Perform its material contractual obligations and not breach or come into default on any of such obligations, and not amend, modify, or, except as they may be terminated in accordance with their terms, terminate any material contract, agreement, understanding, commitment, or offer, whether written or oral, (collectively referred to as an “Understanding”) or materially default in the performance of any of its obligations under any Understanding where such default would have a Material Adverse Effect on BMC;

6.1.6               Observe and conform to all legal requirements applicable to its business, except for any failure to so observe and conform that would not, individually or in the aggregate, and, in the future will not, have a Material Adverse Effect on BMC;

6.1.7               Timely file as and when due all reports and Returns required to be filed with any Governmental Entity;

6.1.8               Maintain its tangible assets and properties in good condition and repair, normal wear and tear excepted in accordance with prior practices and except where such failure would not have a Material Adverse Effect on BMC;

6.1.9               Promptly advise CVCB in writing of any event or any other transaction within the Knowledge of BMC, whereby any Person or related group of Persons acquires, after the date of this Agreement, directly or indirectly, record or beneficial ownership (as defined in Rule 13d-3 promulgated by the SEC pursuant to the Exchange Act) or control of 5% or more of the outstanding shares of BMC Common Stock either prior to or after the record date fixed for the BMC shareholders’ meeting or any adjourned meeting thereof to approve the transactions contemplated herein;

6.1.10

(a)    Except as otherwise required by GAAP, maintain a reserve for loan and lease losses (“Loan Loss Reserve”) at a level which is no less than the Loan Loss Reserve of BMC as of June 30, 2004, and which is adequate to provide for all known and reasonably expected losses on loans, leases and other extensions of credit outstanding and other inherent risks in BMC’s portfolio of loans and leases, in accordance with GAAP and applicable regulatory accounting principles and banking laws and regulations;

(b)   Charge off all loans, receivables and other assets, or portions thereof, deemed uncollectible in accordance with GAAP, regulatory accounting principles, and applicable law or regulation, or which have been classified as “loss” or as directed by any regulatory authority, unless such classification or direction has been disregarded in good faith by BMC, BMC has submitted in writing to such regulatory authority the basis upon which it has so disregarded such classification or direction, and such regulatory authority retracts its direction requiring such charge-off;

6.1.11         Maintain reserves for contingent liabilities in accordance with GAAP or applicable regulatory accounting principles and consistent with past practices;

6.1.12         Promptly notify CVCB if BMC has Knowledge of the filing, or threatened filing, of any litigation, or the filing or threatened filing of any government or regulatory action, including an investigation or notice of investigation, or similar proceeding or notice of any material claims against BMC or any of its assets;

6.1.13         Inform CVCB of the amounts and categories of any loans, leases or other extensions of credit, or other assets, that have been classified by any bank regulatory authority, independent credit review, or any unit of BMC as “Specially Mentioned,” “Renegotiated,” “Substandard,” “Doubtful,” “Loss” or any comparable classification (“Classified Assets”). BMC will furnish to CVCB, as soon as practicable, and in any event within fifteen days after the end of each calendar month, schedules including the following: (i) Classified Assets by type (including each credit or other asset in an amount equal to or greater than $10,000), and its classification category; (ii) nonaccrual credits by type (including each credit in an amount equal to or greater than $10,000); (iii) renegotiated loans by type (loans on which interest has been renegotiated to lower than market rates because of the financial condition of the borrowers); (iv) delinquent credits by type (including each delinquent credit in an amount equal to or greater than $10,000), including an aging into 30-89 and 90+ day categories; (v) loans or leases or other assets charged off, in whole or in part, during the previous month by type (including each such loan or lease or other asset in an amount equal to or greater than $10,000); and (vi) OREO or assets owned stating with respect to each its type;

6.1.14         Furnish to CVCB, upon CVCB’s request, schedules with respect to the following: (i) participating loans and leases, stating, with respect to each, whether it is purchased or sold and the loan or lease type; (ii) loans or leases (including any commitments) by BMC to any director or officer (who is subject to the requirements of Regulation O) of BMC, or to any Person holding 5% or more of the capital stock of BMC, including, with respect to each such loan or lease, the identity and, to the best Knowledge of BMC, the relation of the borrower to BMC, the loan or lease type and the outstanding and undrawn amounts; and (iii) standby letters of credit, by type, (including each letter of credit in a face amount equal to or greater than $10,000);

6.1.15         Make available to CVCB copies of each credit authorization package, consisting of all applications for and financial information regarding loans, renewals of loans or other extensions of credit of $250,000 or more (on a cumulative basis) for secured loans or secured extensions of credit and $25,000 in the case of unsecured loans or unsecured extensions of credit, which are approved by BMC after the date of this Agreement (as secured and unsecured loans and extensions of credit are defined in Section 1223 of the California Financial Code), within ten Business Days of preparation of such packages; and

6.1.16         The Board of Directors of BMC shall adopt resolutions, which will become effective immediately prior to the Closing Date, to terminate any plan or agreement providing shares of BMC Common Stock or equity-based rights to any Person, including the BMC Stock Option Plan.

Section 6.2          Negative Covenants of BMC.    During the period from the date of execution of this Agreement through the Effective Time, BMC agrees that without CVCB’s prior written consent (which consent will not be unreasonably withheld), it shall not and its Subsidiaries shall not:

6.2.1               (a) Declare or pay any dividend on or make any other distribution in respect of any of its capital stock; (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (c) repurchase or otherwise acquire any shares of its capital stock;

6.2.2               Take any action that would or might result in any of the representations and warranties of BMC set forth in the Agreement becoming untrue in any material respect or any of the conditions to the Merger set forth in Article 7 not being satisfied, except to the extent such actions are required to be undertaken by applicable law, regulation or at the direction of any Regulatory Authority;

6.2.3               Issue, deliver, sell, or grant, or authorize the issuance, delivery, sale or grant of, or purchase, any shares of the capital stock of BMC or any securities convertible or exercisable into or exchangeable for such capital stock, or any rights, warrants or options, including options under any stock option plans or enter into any agreements to do any of the foregoing, except in connection with the issuance of BMC Common Stock pursuant to the exercise of BMC Stock Options;

6.2.4               Amend its Articles of Incorporation or Bylaws, except as required by applicable law or by the terms of this Agreement;

6.2.5               Authorize or knowingly permit any of its representatives, directly or indirectly, to solicit or encourage any Acquisition Proposal (as hereinafter defined) or participate in any discussions or negotiations with, or provide any nonpublic information to, any Person or group of persons (other than CVCB, and its representatives) concerning any such solicited Acquisition Proposal.  BMC shall notify CVCB immediately if any inquiry regarding an Acquisition Proposal is received by BMC, including the terms thereof.  For purposes of this Section 6.2.5, “Acquisition Proposal” shall mean any (a) proposal pursuant to which any Person other than CVCB would acquire or participate in a merger or other business combination or reorganization involving BMC; (b) proposal by which any Person or group, other than CVCB, would acquire the right to vote twenty-five percent (25%) or more of the capital stock of BMC entitled to vote for the election of directors; (c) acquisition of all or substantially all of the assets of BMC other than in the ordinary course of business; or (d) acquisition in excess of twenty-five percent (25%) of the outstanding capital stock of BMC, other than as contemplated by this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent BMC or BMC’s Board of Directors from (i) furnishing nonpublic information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity, or recommending an unsolicited bona fide written Acquisition Proposal to the shareholders of BMC, if and only to the extent that (A) the Board of Directors of BMC has determined and believes in good faith (after consultation with and the concurrence of its financial advisor) that such Acquisition Proposal would, if consummated, result in a transaction materially more favorable, from a financial point of view, to BMC’s shareholders than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as an “BMC Superior Proposal”) and BMC’s Board of Directors has determined in good faith, after consultation with and based on advice from its outside legal counsel, that such action is necessary for BMC to comply with its fiduciary duties to shareholders under applicable law, and (B) prior to furnishing such nonpublic information to, or entering into discussions or negotiations with, such person or entity, BMC’s Board of Directors has received from such person or entity an executed confidentiality agreement, with terms no more favorable to such party than those contained in the Confidentiality Agreement between BMC and CVCB, or (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, if such Rule is applicable thereto;

6.2.6               Acquire or agree to acquire by merging, consolidating with, or by purchasing all or a substantial portion of the assets of, or in any other manner, any business or any Person or otherwise acquire or agree to acquire any assets which are material to BMC, other than in the ordinary course of business consistent with prior practice;

6.2.7               Sell, lease or otherwise dispose of any of its assets which are material, individually or in the aggregate, to BMC, except in the ordinary course of business consistent with prior practice;

6.2.8               Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of BMC or guarantee any debt securities of others other than in the ordinary course of business consistent with prior practice;

6.2.9               Enter into any material Understanding, except: (a) deposits incurred, and short-term debt securities (obligations maturing within one year) issued, in its ordinary course of business consistent with prior practice, and liabilities arising out of, incurred in connection with, or related to the consummation of this Agreement; (b) commitments to make loans or other extensions of credit in the ordinary course of business consistent with prior practice; and (c) loan sales in the ordinary course of business, without any recourse, provided that no commitment to sell loans shall extend beyond the Effective Time;

6.2.10         Make or enter into a commitment to make any loan or other extension of credit to any director, officer or employee of BMC, except in accordance with practice or policy in existence on the date of this Agreement and in compliance with all applicable laws and all applicable regulations and directives of any Governmental Entity;

6.2.11         Except in the ordinary course of business consistent with prior practice or as required by an existing contract, and provided prior written disclosure thereof has been made to the President and CEO of CVCB, grant any general or uniform increase in the rates of pay of employees or employee benefits or any increase in salary or employee benefits of any officer, employee or agent or pay any bonus to any Person;

6.2.12         Sell, transfer, mortgage, encumber or otherwise dispose of any assets or liabilities except in the ordinary course of business consistent with prior practice or as required by any existing contract;

6.2.13         Make the credit underwriting policies, standards or practices relating to the making of loans and other extensions of credit, or commitments to make loans and other extensions of credit, or the Loan Loss Reserve policies, less stringent than those in effect on December 31, 2003 or reduce the amount of the Loan Loss Reserve or any other reserves for potential losses or contingencies;

6.2.14         Make any capital expenditures, or commitments with respect thereto, except those in the ordinary course of business which do not exceed $5,000 individually or $15,000 in the aggregate;

6.2.15         Renew, extend or amend any existing employment contract or agreement, enter into any new employment contract or agreement or make any bonus or any special or extraordinary payments to any Person;

6.2.16         Except in the ordinary course of business consistent with prior practice, and in compliance with applicable laws and regulations, make any material investments, by purchase of stock or securities, contributions of capital, property transfers, purchases of any property or assets or otherwise, in any other individual, corporation or other entity;

6.2.17         Except as otherwise required to correct a prior filing or pursuant to advice in writing by BMC’s tax advisors, compromise or otherwise settle or adjust any assertion or claim of a deficiency in Taxes (or interest thereon or penalties in connection therewith) or file any appeal from an asserted deficiency except in a form previously approved by CVCB, which approval will not be unreasonably withheld, in writing, or file or amend any federal, foreign, state or local Tax Return or report or make any tax election or change any method or period of accounting unless required by GAAP or applicable law and, then, only after submitting such Tax return or report or proposed Tax election or change in any method or period of accounting, to CVCB for its approval, which it shall not unreasonably withhold or delay;

6.2.18         Except as contemplated in this Agreement, terminate any Employee Plan or Benefit Arrangement;

6.2.19         Change its fiscal year or methods of accounting in effect at December 31, 2003, except as required by changes in GAAP or regulatory accounting principles as concurred to by BMC’s independent public accountants;

6.2.20         Take or cause to be taken any action which would disqualify the Merger as a “reorganization” within the meaning of Section 368(a) of the IRC as a tax-free reorganization;

6.2.21         Take or cause to be taken into OREO any commercial property without an environmental report reporting no adverse environmental condition on such property, with a copy of such report delivered to CVCB prior to taking such property into OREO;

6.2.22         Make any new elections with respect to Taxes or any changes in current elections with respect to Taxes affecting the assets owned by BMC or its Subsidiaries. CVCB shall be deemed to have consented in writing to any election BMC or its Subsidiaries shall desire to make if: (i) the electing Person shall have notified the Chief Executive Officer of CVCB in writing of its desire to make such election, including in such notice a reasonably complete summary of the election it desires to make and the reasons it desires to make such election at least 20 Business Days prior to the due date (including extensions thereof) for filing such election; and (ii) CVCB shall not have responded in writing to such notice by the fifth Business Day prior to the due date (including extensions thereof) for filing such election; or

6.2.23         Materially change its pricing practices on loans or deposit products.

Section 6.3          Affirmative Conduct of CVCB.    During the period from the date of execution of this Agreement through the Effective Time, CVCB shall carry on its business, and shall cause each of its respective Subsidiaries to carry on its business, in the ordinary course in substantially the manner in which heretofore conducted, subject to changes in law applicable to all California-chartered, non-member banks or all banks insured by the FDIC and directives from regulators (except to the extent BMC shall otherwise consent in writing), and use all commercially reasonable efforts to preserve intact its business organization, keep available the services of its officers and employees, (other than terminations in the ordinary course of business) and preserve its relationships with customers, depositors, suppliers and others having business dealings with it; and, to these ends, shall fulfill each of the following:

6.3.1               Use its commercially reasonable efforts, or cooperate with others, to expeditiously bring about the satisfaction of the conditions specified in Article 7 hereof;

6.3.2               Advise BMC promptly in writing of any change that would have a Material Adverse Effect on its capital structure, consolidated financial condition, consolidated assets, consolidated results of operations, business or prospects or of any matter which would make the representations and warranties set forth in Article 4 hereof not true and correct in any material respect as of the effective date of the Registration Statement and at the Effective Time;

6.3.3               Observe and conform to all legal requirements applicable to its business, except for any failure to so observe and conform that would not, individually or in the aggregate, and, in the future will not, have a Material Adverse Effect on BMC;

6.3.4               Timely file as and when due all reports and Returns required to be filed with any Governmental Entity;

6.3.5               Endeavor to file all necessary applications with the FDIC and the CDFI for the transaction within 20 Business Days after the date of this Agreement.  In addition, neither CVCB nor CVC Bank shall take any action after the date hereof with Knowledge that such action could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity or other Person required to be obtained prior to Closing.

(a)                         If CVCB or CVC Bank receives a request for information or documentary material from any Governmental Entity with respect to this Agreement or any of the transactions contemplated hereby in respect of a Required Regulatory Approval, or otherwise, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable, an appropriate response in compliance with such request.

(b)                        CVCB and CVC Bank shall keep BMC apprised of the status of material matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining the requisite approvals, consents or orders of each applicable Governmental Entity, including:

(i)              furnish to the BMC all responsive documents within its possession that are required for any application or other filing to be made by a party in connection with obtaining the Required Regulatory Approvals;

(ii)           promptly notifying BMC of any material communications from or with any Governmental Entity with respect to the transactions contemplated by this Agreement; and

6.3.6               CVCB agrees that through the Effective Time, as of their respective dates, (i) each CVCB Filing will be true and complete in all material respects; and (ii) each CVCB Filing will comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading.  Any financial statement contained in any of such CVCB Filings that is intended to present the financial position of CVCB, on a consolidated basis, during the periods involved to which it relates will fairly present in all material respects the financial position of CVCB, on a consolidated basis, and will be prepared in accordance with GAAP or consistent with applicable regulatory accounting principles and banking law and regulations, except as stated therein.

Section 6.4          Negative Covenants of CVCB.    During the period from the date of execution of this Agreement through the Effective Time, CVCB agrees that without BMC’s prior written consent (which shall not be unreasonably withheld), it shall not and its Subsidiaries shall not:

6.4.1               (a) Split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

6.4.2               Take any action that would or might result in any of the representations and warranties of CVCB set forth in the Agreement becoming untrue in any material respect or any of the conditions to the Merger set forth in Article 7 not being satisfied, except to the extent such actions are required to be undertaken by applicable law, regulation or at the direction of any Regulatory Authority;

6.4.3               Take or cause to be taken any action which would disqualify the Merger as a “reorganization” within the meaning of Section 368(a) of the IRC as a tax-free reorganization; or

6.4.4               Accept in writing an acquisition proposal (substituting and modifying the term Acquisition Proposal as used in Section 6.2.5 hereof so that it applies to CVCB and CVC Bank) by an unrelated third party unless such acquisition proposal expressly states in writing that it will honor and abide by all of the terms of this Agreement.

Section 6.5.                          Post-Closing Indemnification of Officers and Directors; Insurance.

6.5.1               From and after the Effective Time, CVCB agrees that it will indemnify and hold harmless each director and executive officer of BMC (each, an “Indemnified Party” and, collectively, the “Indemnified Parties”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that BMC would have been obligated under the California Corporations Code and the BMC Articles and the BMC Bylaws.  Any Indemnified Party wishing to claim indemnification under this Section 6.5, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify CVCB thereof, but the failure to so notify shall not relieve CVCB of any liability it may have to such Indemnified Party if such failure does not materially prejudice CVCB.  In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (a) CVCB shall have the right to assume the defense thereof and CVCB shall not be liable to such Indemnified Party for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, (b) the Indemnified Party will cooperate in the defense of any such matter and (c) CVCB shall not be liable for any settlement effected without its prior written consent; provided, further, that CVCB shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

6.5.2               CVCB shall purchase extended reporting period coverage for BMC’s existing officers’ and directors’ liability insurance for a period of three years after the Effective Time to the extent that the annual premium therefor is not in excess of $18,000.

ARTICLE 7. CONDITIONS PRECEDENT TO CLOSING

Section 7.1          Conditions to the Parties’ Obligations.    The obligations of all the parties to this Agreement to effect the Merger shall be subject to the fulfillment of the following conditions:

7.1.1               This Agreement, the Merger Agreement and the Merger shall have been validly approved by the holders of a majority of the outstanding shares of BMC Common Stock entitled to vote;

7.1.2               All permits, approvals and consents required to be obtained, and all waiting periods required to expire, prior to the consummation of the Merger under applicable federal laws of the United States or applicable laws of any state having jurisdiction over the transactions contemplated by this Agreement and the Merger Agreement, including the effectiveness of the Registration Statement, shall have been obtained or expired, as the case may be (all such permits, approvals and consents and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”), without the imposition of any condition which in the reasonable judgment of CVCB is materially burdensome;

7.1.3               There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Government Entity which: (i) makes the consummation of the Merger illegal; (ii) requires the divestiture by CVCB of any material asset or of a material portion of the business of CVCB; or (iii) imposes any condition upon CVCB or its Subsidiaries (other than general provisions of law applicable to all banks and bank holding companies) which in the judgment of CVCB would be materially burdensome;

7.1.4               The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration

Statement shall have been issued and shall remain in effect.  No legal, administrative, arbitration, investigatory or other proceeding by any Governmental Entity or any other Person shall have been instituted and, at what otherwise would have been the Effective Time, remain pending by or before any Governmental Entity to restrain or prohibit the transactions contemplated hereby;

7.1.5               CVCB, CVC Bank and BMC shall have received an opinion from Bingham McCutchen LLP, dated the Effective Time, subject to assumptions and exceptions normally included, and in form and substance reasonably satisfactory to CVCB, CVC Bank and BMC, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC and that CVCB, CVC Bank and BMC will each be a party to that reorganization within the meaning of Section 368(b) of the IRC;

7.1.7               No action, suit or proceeding shall have been instituted or threatened before any court or governmental body seeking to challenge or restrain the transactions contemplated by this Agreement or the Merger Agreement which presents a substantial risk that such transactions will be restrained or that either party hereto may suffer material damages or other relief as a result of consummating such transactions.

Section 7.2          Conditions to CVCB’s Obligations.    The obligations of CVCB to effect the Merger shall be subject to the fulfillment (or waiver, in writing, by CVCB) of the following conditions:

7.2.1               Except as otherwise provided in this Section 7.2, (a) the representations and warranties of BMC contained in Article 3 shall be true in all material respects as of the Effective Time as though made at the Effective Time, except to the extent they expressly refer to an earlier time; (b) BMC shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Effective Time; (c) none of the events or conditions entitling CVCB to terminate this Agreement under Article 8 shall have occurred and be continuing; and (d) BMC shall have delivered to CVCB certificates dated the date of the Effective Time and signed by the President and Chief Executive Officer to the effect set forth in Subsections 7.2.1(a), (b) and (c);

7.2.2               There shall have been obtained, without the imposition of any material non-standard burden or restriction on any of the parties hereto not in existence on the date hereof that in either case would substantially deprive either party of the economic benefits of the Merger, each consent to the consummation of the Merger required to be obtained from any Person under any agreement, contract or license to which BMC is a party or by or under which it is bound or licensed, the withholding of which might have a Material Adverse Effect on BMC, the Surviving Banking Corporation or CVCB at or following the Effective Time, or on the transactions contemplated by this Agreement;

7.2.3               BMC shall have delivered its Closing Schedules to CVCB on the day immediately preceding the Closing Date and none of such Closing Schedules shall reflect any item that was not on the BMC Schedules (or in the BMC Financial Statements)

delivered on the date of execution of this Agreement that has had, would have, or could be reasonably likely to have, a Material Adverse Effect on BMC, the Surviving Banking Corporation or CVCB at or after the Effective Time, or on the consummation of the transactions contemplated hereby;

7.2.4               Between the date of this Agreement and the Effective Time, no event or circumstance shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect on BMC, and CVCB shall have received a certificate signed on behalf of BMC by the President and Chief Executive Officer of BMC to such effect;

7.2.5               BMC shall have delivered to CVCB not later than the date of this Agreement all of the executed Affiliate Agreements in the form attached hereto as Exhibit 5.3;

7.2.6               Neither CVCB nor CVC Bank shall be, as a result of the Merger, subject to any memorandum of understanding, cease and desist order, or other agreement with any Governmental Entity restricting the conduct of any of its businesses, prospects and operations (“Regulatory Actions”).  For purposes of this Agreement, in the event that BMC is subject to a Regulatory Action that is not terminated before or in connection with the Merger, the condition contemplated by this Section 7.2.6 shall be deemed to have not been satisfied;

7.2.7               All of BMC’s director-shareholders shall have delivered to CVCB on the date of this Agreement, the Shareholder Agreements in the form attached hereto as Exhibit 7.2.7 (“Shareholder Agreement”);

7.2.8               Each of BMC’s officers specified on Schedule 7.2.8 shall have delivered to CVCB prior to Closing a fully-executed Nonsolicitation and Confidentiality Agreement in the form attached hereto as Exhibit 7.2.8;

7.2.9               At least four Business Days prior to the Closing, BMC shall provide CVCB with BMC’s financial statements presenting the financial condition of BMC as of the close of business on the last day of the last month ended prior to the Effective Time and BMC’s results of operations for the period January 1, 2004 through the close of business on the last day of the last month ended prior to the Effective Time (the “Closing Financial Statements”); provided, however, that if the Effective Time occurs on or before the fifth Business Day of the month, BMC shall have provided financial statements as of and through the second month preceding the Effective Time (the date that such Closing Financial Statements are prepared as of shall sometimes be referred to herein as the “Determination Date”).  Such financial statements shall have been prepared in all material respects in accordance with GAAP and regulatory accounting principles and other applicable legal and accounting requirements, and reflect all period-end accruals and other adjustments.  Such financial statements shall include accruals for the Termination Fees, Professional Fees, Severance Payments and Stock Option Payments contemplated by Section 7.2.10.  Such financial statements shall be accompanied by a certificate of BMC’s Chief Executive Officer and Chief Financial Officer, dated as of the Effective Time, to the foregoing effect and to the effect that such financial statements continue to reflect accurately, as of the date of the certificate, the financial condition of BMC;

7.2.10         As contained in the Closing Financial Statements, (i) the Adjusted Shareholders’ Equity of BMC shall not be less than $4,600,000(“Minimum Shareholders’ Equity”) and (ii) BMC’s Loan Loss Reserve shall not be less than the greater of (A) $620,000 or (B) an amount that equals one and 40/100 percent (1.4%) of the total outstanding loans of BMC as of the Determination Date; in each case as determined in accordance with GAAP except as specifically stated in the following sentence.  For purposes of this Agreement, “Adjusted Shareholders’ Equity” means the equity of BMC, excluding the tax effected amount of any gains or losses on or changes in fair market value of securities of BMC from such calculation, and adding the sum of the tax effected amounts of, without duplication, (w) all fees and expenses incurred or accrued in connection with the termination of all data processing agreements arising from the Merger (“Termination Fees”) in an aggregate amount not to exceed $400,000 on a pre-tax basis, (x) all fees and expenses of all attorneys, accountants, investment bankers and other advisors and agents for BMC (“Advisors”) for services rendered solely in connection with the transactions contemplated by this Agreement (collectively, “Professional Fees”) paid or incurred by BMC prior to the Effective Time and which do not exceed in the aggregate $225,000 on a pre-tax basis, (y) amounts paid, accrued or to be accrued by BMC for severance payments (“Severance Payments”) to be made pursuant to agreements or policies in effect on the date hereof in contemplation of the consummation of the transactions provided for herebyin an aggregate amount not exceed $340,000 on a pre-tax basis, and (z) the aggregate amount paid by BMC in order to satisfy its obligation to take all action as may be necessary to cancel the BMC Stock Options pursuant to Section 2.5 (“Stock Option Payments”);

7.2.11         BMC shall have terminated all employment agreements with BMC employees on terms and conditions reasonably satisfactory to CVC Bank, and CVC Bank shall have entered into a consulting agreement with Fred Brylka on terms and conditions reasonably satisfactory to CVC Bank; and

7.2.12         CVCB shall have received the unconditional consents of the landlords to the assignment of all BMC real estate leases.

Section 7.3          Conditions to BMC’s Obligations.    The obligations of BMC to effect the Merger shall be subject to the fulfillment (or waiver, in writing, by BMC) of the following conditions:

7.3.1               Except as otherwise provided in this Section 7.3, (a) the representations and warranties of CVCB contained in Article 4 shall be true in all material respects as of the Effective Time as though made at the Effective Time, except to the extent they expressly refer to an earlier time; (b) CVCB shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with it prior to or at the Effective Time; (c) none of the events or conditions entitling BMC to terminate this Agreement under Article 8 shall have occurred and be continuing; and (d) CVCB shall have delivered to BMC certificates dated the date of the Effective Time and signed by a duly authorized officer to the effect set forth in Subsections 7.3.1(a), (b) and (c);

7.3.2               CVCB shall have delivered its Closing Schedules to BMC on the day immediately preceding the Closing Date and none of such Closing Schedules shall reflect any item that was not on the CVCB Schedules (or in the CVCB Financial Statements) delivered on the date of execution of this Agreement that has had, or would have a Material Adverse Effect on CVCB and its Subsidiaries, taken as a whole, at or after the Effective Time, or on the consummation of the transactions contemplated hereby; and

7.3.3               The issuance of the CVCB Common Stock resulting from the Merger shall have been qualified or registered with the appropriate State securities law or “blue sky” regulatory authorities of all States in which qualification or registration is required under the State securities laws, and such qualifications or registration shall not have been suspended or revoked, and the shares shall have been approved for listing on Nasdaq (Small Cap) subject only to notice of issuance.

ARTICLE 8. TERMINATION, AMENDMENTS AND WAIVERS

Section 8.1          Termination.    This Agreement may be terminated at any time prior to the Effective Time:

8.1.1    By mutual consent of the Boards of Directors of CVCB and BMC;

8.1.2    By CVCB or BMC upon the failure to satisfy any conditions specified in Section 7.1 if such failure is not caused by any action or inaction of the party requesting termination of this Agreement;

8.1.3    By CVCB if an Acquisition Event involving BMC shall have occurred;

8.1.4    By BMC if there shall have been a material breach of any of the representations or warranties of CVCB set forth in this Agreement, which breach, in the reasonable opinion of BMC, by its nature cannot be cured or is not cured prior to the Closing and which breach would, in the reasonable opinion of BMC, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect on CVCB and its Subsidiaries, taken as a whole, or upon the consummation of the transactions contemplated hereby;

8.1.5    By CVCB if there shall have been a material breach of any of the representations or warranties of BMC set forth in this Agreement, which breach, in the reasonable opinion of CVCB, by its nature cannot be cured or is not cured prior to the Closing and which breach would, in the reasonable opinion of CVCB, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect on BMC or upon the consummation of the transactions contemplated hereby;

8.1.6    By BMC after the occurrence of a Default by CVCB and the continuance of such Default for a period of 20 Business Days after written notice of such Default, if such Default, in the reasonable opinion of BMC, cannot be cured prior to the Closing or, even though curable by the Closing, it is not cured prior to the Closing;

8.1.7    By CVCB after the occurrence of a Default by BMC and the continuance of such Default for a period of 20 Business Days after written notice of such Default, if such Default, in the reasonable opinion of CVCB, cannot be cured prior to the Closing or, even though curable by the Closing, it is not cured prior to the Closing;

8.1.8    By CVCB if the Closing Schedules delivered by BMC disclose the occurrence of an event or the existence of any facts or circumstances, not disclosed in the BMC Schedules or the BMC Financial Statements delivered to CVCB on or before the date hereof, that has had or could reasonably be expected to have a Material Adverse Effect on BMC, or after the Effective Time, on CVCB or CVC Bank, or on the consummation of the transactions contemplated hereby (an “BMC Material Adverse Event”);

8.1.9    By BMC if the Closing Schedules delivered by CVCB disclose the occurrence of an event or the existence of any facts or circumstances, not disclosed in the Schedules or the CVCB Financial Statements delivered to BMC on or before the date hereof, that has had or could reasonably be expected to have a Material Adverse Effect on CVCB and its Subsidiaries, taken as a whole, or on the consummation of the transactions contemplated hereby (a “CVCB Material Adverse Event”);

8.1.10    By BMC upon the failure of any of the conditions specified in Section 7.3 to have been satisfied prior to March 31, 2005  provided that BMC may not terminate this Agreement under this Section 8.1.10 if the relevant condition shall have failed to occur as a result of any act, delay or omission by BMC; or

8.1.11    By CVCB upon the failure of any of the conditions specified in Section 7.2 to have been satisfied prior to March 31, 2005 provided that CVCB may not terminate this Agreement under this Section 8.1.11 if the relevant conditions shall have failed to occur as a result of any act, delay or omission by CVCB.

Section 8.2          Effect of Termination; Survival.    Except as provided in Section 8.5, no termination of this Agreement as provided in Section 8.1 for any reason or in any manner shall release, or be construed as so releasing, any party hereto from its obligations pursuant to Sections 5.1.3, 5.5, 8.5 or 9.4 hereof or from any liability or damage to any other party hereto arising out of, in connection with, or otherwise relating to, directly or indirectly, said party’s material breach, Default or failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, or any breaches of any representation or warranty contained herein arising prior to the date of termination of this Agreement.

Section 8.3    Amendment.    This Agreement may be amended by written consent of the parties hereto, at any time before or after approval hereof by the shareholders of BMC; provided,

however, that after any such approval by such shareholders, no amendments shall be made which by law require further approval by such shareholders without such further approval.

Section 8.4    Waiver.    Any term or provision of this Agreement, other than regulatory approval or any of the provisions required by law, may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof.

Section 8.5    Liquidated Damages; Cancellation Fee.

8.5.1    In the event of the occurrence of an Acquisition Event involving BMC, then BMC shall pay to CVCB the sum of Four Hundred Thousand Dollars ($400,000.00) in cash.

8.5.2    In the event of termination of this Agreement by CVCB pursuant to (i) Section 8.1.2, only as a result of Section 7.1.1 (no approval by BMC shareholders); or (ii) pursuant to Section 8.1.5 (breach of representations or warranties of BMC), or Section 8.1.7 (Default), or Section 8.1.8 (disclosure in the Closing Schedules of an BMC Material Adverse Event) where such BMC Material Adverse Event shall have been caused in whole or in material part by any action or inaction within the control of BMC or any of its directors or executive officers (it being understood that any BMC Material Adverse Event that occurs after the date of this Agreement and was outside of the control of BMC, its directors and executive officers, shall not come within this Section 8.5.2), then, BMC shall pay to CVCB the sum of Four Hundred Thousand Dollars ($400,000.00), in cash.

8.5.3    The parties have determined that the occurrence of any of the events or circumstances set forth in Sections 8.5.1 and 8.5.2 would cause a substantial damage and loss and lost business opportunities to the party terminating this Agreement as a result thereof and that the payments contemplated by Sections 8.5.1 and 8.5.2 above provide reasonable and fair compensation for such damage, loss and lost business opportunities and are not intended to be and do not constitute a penalty or forfeiture.  Such payments will be made within 10 Business Days following a termination of the Agreement that gives rise to the payment of such liquidated damages pursuant to Sections 8.5.1 or 8.5.2 as applicable.  Upon the making and receipt of payments due under this Section 8.5, neither party, nor any Affiliates of any party, shall have any further obligation or liability of any kind under this Agreement to the other party, except pursuant to Section 5.1.3, 5.5 and 9.4.

8.5.4    In the event of the termination of this Agreement by CVCB, CVC Bank or BMC and for any reason other than as specified in Sections 8.5.1, 8.5.2 or 8.5.3 above, none of the parties hereto, nor any Affiliates of any such parties, shall have any further obligation or liability of any kind to the other party, except pursuant to Sections 5.1.3, 5.5 and 9.4.

ARTICLE 9. GENERAL PROVISIONS

Section 9.1     Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested), sent by confirmed overnight courier or telecopied (with electronic confirmation and verbal confirmation for the person to whom such telecopy is addressed), on the date such notice is so delivered, mailed or sent, as the case may be, to the parties at the following addresses (or any such other address for a party as shall be specified by like notice):

If to BMC at:
Bank of Madera County
40266 Junction Drive
Oakhurst, CA 93644
Fax No. (559) 642-2266
Attention: Fred H. Brylka, Chairman and CEO

with a copy to:
Bingham McCutchen LLP
Attn: James M. Rockett, Esquire
3 Embarcadero Center, Number 1800
San Francisco, California 94111
Fax No. (415) 393-2286

If to CVCB or
CVC Bank at:
Central Valley Community Bancorp
600 Pollasky Avenue
Clovis, California 93612
Fax No. (559) 323-3310
Attention: Daniel J. Doyle, President and CEO

with a copy to:
Downey Brand LLP
Attn: James K. Dyer, Jr., Esquire
555 Capitol Mall, 10th Floor
Sacramento, California 95814
Fax No. (916) 444-2100

Section 9.2    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 9.3    Entire Agreement/No Third Party Rights/Assignment.    This Agreement (including the documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; (c) shall not be assigned by a party, by operation of law or otherwise, without the consent of the other parties; and (d) subject to the foregoing, shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns.

Section 9.4    Nondisclosure of Agreement.    CVCB and BMC agree, except as required by law or the rules of the NASDAQ, so long as this Agreement is in effect, not to issue any public notice, disclosure or press release with respect to the transactions contemplated by this Agreement without seeking the consent of the other party, which consent shall not be unreasonably withheld.

Section 9.5    Governing Law.    This Agreement shall be governed and construed in accordance with the laws of the State of California, without regard to any applicable conflicts of law.

Section 9.6    Headings/Table of Contents.    The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.7    Enforcement of Agreement.    The parties hereto agree that irreparable damage will occur in the event that any of the provisions of this Agreement or the Merger Agreement is not performed in accordance with its specific terms or is otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the State of California or any state having jurisdiction, this being in addition to any remedy to which they are entitled at law or in equity.

Section 9.8    Severability.    Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 9.9    Attorneys’ Fees.    If any legal action or any arbitration upon mutual agreement is brought for the enforcement of this Agreement or because of an alleged dispute, breach or default in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

IN WITNESS WHEREOF, CVCB, CVC Bank and BMC have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above written.

CENTRAL VALLEY COMMUNITY BANCORP		BANK OF MADERA COUNTY

By:	/s/ Daniel J. Doyle	By:	/s/ Fred H. Brylka
Name:	Daniel J. Doyle, President and CEO	Name:	Fred H. Brylka, Chairman and CEO

CENTRAL VALLEY COMMUNITY BANK

By:	/s/ Daniel J. Doyle
Name:	Daniel J. Doyle, President and CEO

INDEX OF EXHIBITS AND SCHEDULES
PREVIOUSLY DELIVERED BY THE PARTIES

Exhibits
Exhibit 1	Definitions
Exhibit 2.1	Form of Merger Agreement
Exhibit 5.3	Form of Affiliate Agreements
Exhibit 7.2.7	Form of Shareholder Agreements
Exhibit 7.2.8	Nonsolicitation and Confidentiality Agreement

Schedules
Schedule 3.2	Licenses and Permits
Schedule 3.3	Subsidiaries
Schedule 3.4	Authorization of Agreement; No Conflicts
Schedule 3.8	Applicable Laws
Schedule 3.9	Litigation
Schedule 3.10	Agreements with Banking Authorities
Schedule 3.11	Insurance Policies
Schedule 3.12	Title Exceptions
Schedule 3.13	Real Property
Schedule 3.14	Tax Matters
Schedule 3.15	Performance of Obligations
Schedule 3.16	Loans and Investments
Schedule 3.18	Material Contracts
Schedule 3.20	Undisclosed Liabilities
Schedule 3.21	Employees; Employee Benefit Plans; ERISA
Schedule 3.23	Hazardous Materials
Schedule 3.24	Stock Option Plans
Schedule 3.25	Parachute Payments
Schedule 4.2	Licenses and Permits
Schedule 4.3	Authorization of Agreement; No Conflicts
Schedule 4.7	Compliance with Laws
Schedule 4.8	Litigation
Schedule 4.10	Performance of Obligations
Schedule 4.12	Undisclosed Liabilities
Schedule 5.9	Employees; Employee Benefits
Schedule 7.2.8	Certain Officers

Exhibit 1
Definitions

As used in the Agreement, capitalized terms not otherwise defined in the body of the Agreement shall have the meanings set forth below:

“Acquisition Event” shall mean BMC’s Board of Directors shall have approved or BMC shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or shall have entered or announced an intention to enter into a letter of intent, an agreement-in-principle or a definitive agreement with any Person (other than CVCB or any of its respective Subsidiaries) to effect, an Acquisition Transaction or failed to publicly oppose a Tender Offer or an Exchange Offer (as defined below).  As used herein, the term “Acquisition Transaction” shall mean (i) a merger, consolidation or similar transaction involving BMC, (ii) the disposition, by sale, lease, exchange, dissolution or liquidation, or otherwise, of all or substantially all of the assets of BMC or a grant of an option entitling any Person to acquire more than 15% of the outstanding shares of stock of BMC or all or substantially all of the assets material to the business of BMC; or (iii) the issuance, other than pursuant to outstanding stock options, sale or other disposition by BMC (including, without limitation, by way of merger, consolidation, share exchange or any similar transaction) of shares of BMC Common Stock or other Equity Securities, or the grant of any option, warrant or other right to acquire shares of BMC Common Stock or other Equity Securities, representing directly, or on an as-exercised, as-exchanged or as-converted basis (in the case of options, warrants, rights or exchangeable or convertible Equity Securities), 15% or more of the voting securities of BMC.

“Acquisition Proposal” shall have the meaning given such term in Section 6.2.5.

“Affiliate” or “affiliate” shall mean, with respect to any other Person, any Person that,

directly or indirectly, controls or is controlled by or is under common control with such Person.

“Affiliate Agreements” shall have the meaning given to such term in Section 5.3.3.

“BMC” shall mean Bank of Madera County.

“BMC Collateralizing Real Estate” shall have the meaning given such term in Section 3.23.1.

“BMC Common Stock” shall mean the common stock, no par value, of BMC.

“BMC Filings” shall have the meaning given such term in Section 3.6.

“BMC Financial Statements” shall have the meaning given to such term in Section 3.7.3.

“BMC Material Adverse Event” shall have the meaning given such term in Section 8.1.8.

“BMC Properties” shall have the meaning given such term in Section 3.23.1.

“BMC Stock Options” shall mean any options to purchase any shares of BMC Common Stock or any other Equity Securities of BMC granted on or prior to the Effective Time, whether pursuant to the BMC Stock Option Plan or otherwise.

“BMC Stock Option Plan” shall mean BMC’s written Stock Option Plan as described in Schedule 3.24 hereto.

“BMC Superior Proposal” shall have the meaning set forth in Section 6.2.5.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“Benefit Arrangement” shall have the meaning given such term in Section 3.21.4.

“Business Day” shall mean any day, other than a Saturday, Sunday or any other day, such as a legal holiday, on which California state banks in California are not open for substantially all their banking business.

“CDFI” shall mean the California Department of Financial Institutions.

“CVCB” shall mean Central Valley Community Bancorp.

“CVCB Common Stock” shall mean the common stock, no par value per share, of CVCB.

“CVCB Filings” shall have the meanings given such term in Section 4.5.2.

“CVCB Financial Statements” shall mean the financial statements of CVCB for the year ended December 31, 2003.

“CVCB Material Adverse Event” shall have the meaning given to such term in Section 8.1.9

“CVCB Stock Plans” shall have the meaning set forth in Section 4.4.

“California Corporations Code” shall mean the General Corporation Law of the State of California, as amended from time to time.

“Certificates” shall have the meaning given to such term in Section 2.6.2(g).

“Chapter 13” shall have the meaning given to such term in Section 2.7.

“Classified Assets” shall have the meaning given to such term in Section 6.1.13.

“Closing” shall have the meaning given to such term in Section 2.1.

“Closing Date” shall have the meaning given to such term in Section 2.1.

“Closing Schedules” shall have the meaning given to such term in Section 5.7.

“CVC Bank” shall mean Central Valley Community Bank, a California-chartered banking corporation.

“Default” shall mean, as to any party to this Agreement, a failure by such party to perform, in any material respect, any of the agreements or covenants of such party contained in Articles 5 or 6.

“Determination Date” shall have the meaning given such term in Section 7.2.9.

“Dissenters’ Set Aside” shall have the meaning given such term in Section 2.6.1 (a).

“Dissenting Shares” shall mean shares of BMC Common Stock which come within all of the descriptions set forth in Subparagraphs (1), (2), (3) and (4) of Paragraph (b) of Section 1300 of the California Corporations Code.

“Dissenting Shareholder Notices” shall mean the notice required to be given to record holders of Dissenting Shares pursuant to Paragraph (a) of Section 1301 of the California Corporations Code.

“Effective Time” shall have the meaning given such term in Section 2.1.

“Employee Plan” shall have the meaning given such term in Section 3.21.3.

“Environmental Laws” shall mean and include any and all laws, statutes, ordinances, rules, regulations, orders, or determinations of any Governmental Entity pertaining to health or to the environment, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Federal Water Pollution Control Act Amendments, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended (“RCRA”), the Hazardous Materials Transportation Act of 1975, as amended, the Safe Drinking Water Act, as amended, and the Toxic Substances Control Act, as amended.

“Equity Securities” shall have the meaning given to such term in the Exchange Act.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean Registrar and Transfer Company or such other Person as CVCB shall have appointed to perform the duties set forth in Section 2.6.1(a).

“Exchange Offer” shall mean the commencement (as such term is defined in Rule 14d-2 under the Exchange Act) of an exchange offer or the filing by any Person of a registration statement under the Securities Act with respect to an exchange offer to purchase any shares of BMC Common Stock or CVCB Common Stock such that, upon consummation of such offer, such Person would own or control 15% or more of the then outstanding shares of BMC Common Stock or CVCB Common Stock.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Reserve Bank” shall mean the Federal Reserve Bank of San Francisco.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.

“GAAP” shall mean generally accepted accounting principles.

“Governmental Entity” shall mean any court, federal, state, local or foreign government or any administrative agency or commission or other governmental authority or instrumentality whatsoever.

“Hazardous Substances” shall have the meaning given such term in Section 3.23.4.

“IRC” shall mean the Internal Revenue Code of 1986, as amended.

“Knowledge” shall mean, with respect to any representation or warranty contained in this Agreement; the actual knowledge, after reasonable inquiry, of any director or executive officer of BMC or CVCB.

“Last Regulatory Approval” shall mean the final Requisite Regulatory Approval required, from any Governmental Entity under applicable federal laws of the United States and laws of any state having jurisdiction over the Merger, to permit the parties to consummate the Merger.

“Material Adverse Effect” shall mean, with respect to any Person, any condition, event, change or occurrence that has or would reasonably likely have a material adverse effect on the business, condition (financial or otherwise), properties, operations, assets, deposit liabilities, or results of operations of such Person; provided, however, that the effects of events, changes and circumstances relating to the following shall not be considered when determining if a Material Adverse Effect on such Person has occurred: (a) changes in economic conditions affecting financial institutions generally, except to the extent such changes disproportionately affect such Person, (b) changes in Law, generally accepted accounting principles or official interpretations of the foregoing, or (c) actions taken or delayed solely at the request of CVCB, including any financial change resulting from adjustments required under this Agreement.

“Merger” shall have the meaning set forth in Section 2.1.

“Merger Agreement” shall have the meaning given to such term in Section 2.1.

“No Election Shareholder” shall have the meaning given to such term in Section 2.6.2 (c).

“OREO” shall have the meaning given such term in Section 3.13.

“Perfected Dissenting Shares” shall mean Dissenting Shares as to which the recordholder has made demand on BMC in accordance with Paragraph (b) of Section 1301 of the California Corporations Code and has not withdrawn such demand prior to the Effective Time.

“Persons” or “persons” shall mean an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, Governmental Entity or any other legal entity whatsoever.

“Proxy Statement/Prospectus” shall have the meaning given to such term in Section 3.7.2.

“Registration Statement” shall have the meaning given to such term in Section 3.7.2.

“Regulatory Authority” shall mean any Governmental Entity, the approval of which is legally required for consummation of the Merger.

“Requisite Regulatory Approvals” shall have the meaning set forth in Section 7.1.2.

“Returns” shall mean all returns, declarations, reports, statements, and other documents required to be filed with respect to federal, state, local and foreign Taxes, and the term

“Return” means any one of the foregoing Returns.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shareholder Agreement” shall have the meaning given such term in Section 7.2.7.

“Subsidiary” shall mean, with respect to any corporation (the “parent”), any other corporation, association or other business entity of which more than 50% of the shares of the Voting Stock are owned or controlled, directly or indirectly, by the parent or by one or more Subsidiaries of the parent, or by the parent and one or more of its Subsidiaries.

“Surviving Banking Corporation” shall have the meaning given to such term in Section 2.1.

“Taxes” shall mean all federal, state, local and foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties, or other taxes, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto, and the term

“Tax” means any one of the foregoing Taxes.

“Tax Filings” shall mean any applications, reports, statements or other Returns required to be filed with any local, state or federal Governmental Entity before the Merger may become effective, including, but not limited to, any filing required to be made with the California Franchise Tax Board to obtain a Tax Clearance Certificate for the Merger.

“Tender Offer” shall mean the commencement (as such term is defined in Rule 14d-2 under the Exchange Act) of a tender offer or the filing by any person of a registration statement under the Securities Act with respect to, a tender offer to purchase any shares of BMC Common Stock or CVCB Common Stock such that, upon consummation of such offer, such person would own or control 15% or more of the then outstanding voting securities of BMC or CVCB.

“Understanding” shall have the meaning set forth in Section 6.1.5.

“Voting Securities” or “Voting Stock” shall mean the stock or other securities or any other interest entitling the holders thereof to vote in the election of the directors, trustees or Persons performing similar functions of the Person in question, including, without limitation, nonvoting securities that are convertible or exchangeable into voting securities, but shall not include any stock or other interest so entitling the holders thereof to vote only upon the happening of a contingency (other than a conversion or exchange thereof into voting securities), whether or not such contingency has occurred.

Exhibit 7.2.7

SHAREHOLDER’S AGREEMENT

This Shareholder’s Agreement (“Agreement”), dated as of July 19, 2004 is entered into by and between Central Valley Community Bancorp, a California corporation (“CVCB”), and the undersigned director and shareholder of Bank of Madera County (“Shareholder”).

RECITALS

A.                    CVCB, Central Valley Community Bank, a California banking corporation (“CVC Bank”), and Bank of Madera County, a California banking corporation (“BMC”) entered into that certain Plan of Reorganization and Merger Agreement dated as of July 19, 2004 (the “Reorganization Agreement”).  Pursuant to the Reorganization Agreement, BMC shall be merged with and into CVC Bank (“Merger”).

B.                      Shareholder is a member of the Board of Directors of BMC and owns shares of the common stock, no par value, of BMC (“BMC Stock”).

C.                      Shareholder is willing to agree to vote or cause to be voted all shares of BMC Stock with respect to which Shareholder has voting power, except in a fiduciary capacity, on the date hereof or hereafter acquired to approve the Reorganization Agreement and the transactions contemplated thereby and all requisite matters related thereto.

D.                     Shareholder is willing to agree to not compete with, use trade secrets or solicit customers or employees of CVCB or any of CVCB’s Subsidiaries, or BMC as set forth in this Agreement.

E.                       Unless otherwise provided in this Agreement, capitalized terms shall have the meanings given to them in the Reorganization Agreement.

NOW THEREFORE, in consideration of the premises and of the respective representations, warranties and covenants, agreements and conditions contained herein and in the Reorganization Agreement, and intending to be legally bound hereby, CVCB and Shareholder agree as follows:

ARTICLE I

DIRECTOR-SHAREHOLDER’S AGREEMENT

1.1                Agreement to Vote.    Shareholder shall vote or cause to be voted at any meeting of shareholders of BMC to approve the Reorganization Agreement and the transactions contemplated thereby (the “Shareholders’ Meeting”), all of the shares of BMC Stock over which Shareholder has voting authority except in a fiduciary capacity (the “Shares”), as of the record date established to determine shareholders who have the right to vote at any such Shareholders’ Meeting or to give consent to action in writing (the “Record Date”), to approve the Reorganization Agreement, the Agreement of Merger and the transactions contemplated thereby, including the principal terms of the Merger.  For purposes of this Agreement, shares held in a revocable trust in which the Shareholder has voting authority and is either a settlor, trustee or beneficiary shall not be considered shares held in a fiduciary capacity and shall be considered Shares for all intents and purposes under this Agreement.

1.2                Legend.    Shareholder agrees to stamp, print or type on the face of his or her certificates of BMC Stock evidencing the Shares, and certificates of CVCB common stock received in connection with the Merger, the following legend:

“THE VOTING, SALE, ASSIGNMENT, TRANSFER, PLEDGE, HYPOTHECATION OR OTHER ENCUMBRANCE OR DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO A SHAREHOLDER’S AGREEMENT DATED AS OF JULY 19, 2004 BY AND BETWEEN CENTRAL VALLEY COMMUNITY BANCORP, AND THE DIRECTOR AND SHAREHOLDER IN WHOSE NAME THIS CERTIFICATE IS REGISTERED, COPIES OF WHICH ARE ON FILE AT THE OFFICES OF CENTRAL VALLEY COMMUNITY BANCORP.”

1.3                Restrictions on Dispositions.    Shareholder agrees that, from and after the date of this Agreement and during the term of this Agreement, he or she will not take any action that will adversely affect his or her ability to comply with the obligations imposed by this Agreement to vote the Shares, except (i) with the prior written consent of CVCB or (ii) to change such right from that of a shared right of Shareholder to vote the Shares to a sole right of Shareholder to vote the Shares.

1.4                Shareholder Approval.    Shareholder shall (i) recommend shareholder approval of the Reorganization Agreement, the Agreement of Merger and the transactions contemplated thereby by the BMC shareholders at the Shareholders’ Meeting and (ii) advise the BMC shareholders to reject any subsequent proposal or offer received by BMC relating to any purchase, sale, acquisition, merger or other form of business combination involving BMC or any of its assets, equity securities or debt securities and to proceed with the transactions contemplated by the Reorganization Agreement; provided, however, that Shareholder shall not be obligated to take any action specified above if the Board of Directors of BMC is advised in writing by outside legal counsel that, in the exercise of his or her fiduciary duties, a director of BMC should not take such action.

1.5     Noncompetition.    Other than serving as a director, executive officer or shareholder of CVCB or its subsidiaries, for a period of two years after the Effective Time of the Merger, Shareholder agrees not to, directly or indirectly, without the prior written consent of CVCB, own more than 1% of, organize, manage, operate, finance or participate in the ownership, management, operation or financing of, or be connected as an officer, director, employee, principal, agent or consultant to any financial institution, other than CVCB or its subsidiaries, whose deposits are insured by the Federal Deposit Insurance Corporation that has its head offices or a branch office within 100 miles of the head office of BMC.

1.6                Holding Period.     Shareholder will not sell, offer to sell or transfer the shares of CVCB common stock received pursuant to the Merger for a period of at least six (6) months following the effective date of the Merger except for transfers by operation of law, by will, or pursuant to the laws of descent and distribution.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

Shareholder represents and warrants to CVCB that the statements set forth below are true and correct as of the date of this Agreement, except those that are specifically as of a different date:

2.1    Ownership and Related Matters.

(a)   Schedule 2.1(a) hereto correctly sets forth the number of Shares and the nature of Shareholder’s voting power with respect thereto as of the date hereof. Within five business days after the Record Date, Shareholder shall amend said Schedule 2.1(a) to correctly reflect the number of Shares and the nature of Shareholder’s voting power with respect thereto as of the Record Date.

(b)   There are no proxies, voting trusts or other agreements or understandings to or by which Shareholder or his or her spouse is a party or bound or that expressly requires that any of the Shares be voted in any specific manner other than as provided in this Agreement.

2.2    Authorization; Binding Agreement.    Shareholder has the legal right, power, capacity and authority to execute, deliver and perform this Agreement, and this Agreement is the valid and binding obligation of Shareholder enforceable in accordance with its terms, except as the enforcement thereof may be limited by general principles of equity.

2.3    Noncontravention.    The execution, delivery and performance of this Agreement by Shareholder will not (a) require any third party consents; (b) result in the creation or imposition of any encumbrance on any of the Shares; or (c) violate any applicable laws or rules to which Shareholder or his or her spouse is subject.

ARTICLE III

GENERAL

3.1    Amendments.    To the fullest extent permitted by law, this Agreement and any schedule or exhibit attached hereto may be amended by agreement in writing of the parties hereto at any time.

3.2    Integration.    This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and (except for the Reorganization Agreement if executed by Shareholder) supersedes all prior agreements and understandings of the parties in connection therewith.

3.3    Specific Performance.    Shareholder and CVCB each expressly acknowledge that, in view of the uniqueness of the obligations of Shareholder contemplated hereby, CVCB would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed by Shareholder in accordance with its terms, and therefore Shareholder and CVCB agree that CVCB shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled at law or in equity.

3.4    Termination.    This Agreement shall terminate automatically without further action at the termination of the Reorganization Agreement in accordance with its terms except as provided in Sections 1.2, 1.5 and 1.6 of this Agreement.  Upon termination of this Agreement as provided herein, the respective obligations of the parties hereto shall immediately become void and have no further force and effect.

3.5    No Assignment.    Neither this Agreement nor any rights, duties or obligations hereunder shall be assignable by CVCB or Shareholder, in whole or in part. Any attempted assignment in violation of this prohibition shall be null and void. Subject to the foregoing, all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the successors of the parties hereto.

3.6    Headings.    The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

3.7    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto.

3.8    Gender, Number, and Tense.    Throughout this Agreement, unless the context otherwise requires,

(i) the masculine, feminine and neuter genders each includes the other;

(ii) the singular includes the plural, and the plural includes the singular; and

(iii) the past tense includes the present, and the present tense includes the past.

3.9    Notices.    Any notice or communication required or permitted hereunder, shall be deemed to have been given if in writing and (a) delivered in person, (b) delivered by confirmed facsimile transmission, or (c) mailed by certified or registered mail, postage prepaid with return receipt requested, addressed as follows:

If to CVCB:

Central Valley Community Bancorp
Attention: Daniel J. Doyle

600 Pollasky Avenue

Clovis, CA  93612

With a copy to:

Downey Brand LLP

Attention: James K. Dyer, Jr., Esq.

555 Capitol Mall, 10th Floor

Sacramento, CA  95814

If to Shareholder:

With a copy to:

Bingham McCutchen LLP

Attention: James M. Rockett, Esq.

3 Embarcadero Center, Number 1800

San Francisco, CA  94111

or at such other address and to the attention of such other person as a party may notice to the other in accordance with this Section 3.9. Any such notice or communication shall be deemed received on the date delivered personally or delivered by confirmed facsimile transmission or on the third Business Day after it was sent by certified or registered mail, postage prepaid with return receipt requested.

3.10    Governing Law.    This Agreement shall be construed in accordance with, and governed by, the laws of the State of California, except to the extent preempted by the laws of the United States.

3.11    Not in Director Capacity.    Except to the extent set forth in Section 1.4, no person executing this Agreement who is, during the term hereof, a director of BMC, makes any agreement or understanding herein in his or her capacity as such director. The parties sign solely in their capacities as owners of or holders of the power to vote shares of BMC Stock.

3.12    Attorneys’ Fees.    If any legal action or any arbitration upon mutual agreement is brought for the enforcement of this Agreement or because of an alleged dispute, breach or default in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

3.13    Regulatory Compliance.    Each of the provisions of this Agreement is subject to compliance with all applicable regulatory requirements and conditions.

IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement as of the day and year first above written.

CENTRAL VALLEY COMMUNITY BANCORP

By:

Title: President and CEO

SHAREHOLDER

Name:

SPOUSAL CONSENT

I am the spouse of                              , Shareholder in the above Agreement. I understand that I may consult independent legal counsel as to the effect of this Agreement and the consequences of my execution of this Agreement and, to the extent I felt it necessary, I have discussed it with legal counsel. I hereby confirm this Agreement and agree that it shall bind my interest in the Shares, if any.

(Shareholder’s Spouse’s Name)